SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2010

ANNUAL MEETING

AND THE 2010

PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 15, 2010, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the annual meeting in person, I urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly.

Sincerely,

Charles R. Williamson

Chairman of the Board

Nonqualified Deferred Compensation	43

Potential Payments Upon Termination or Change in Control	44

Item 2 —Board Proposal to Amend the Company’s Articles of Incorporation to Declassify the Board and Remove Supermajority Voting Provisions	48

Item 3—Board Proposal to Approve the Issuance of up to 960 Million of the Company's Common Shares as a Part of a Special Dividend Related to the Company's Election to Distribute the Company’s Accumulated Earnings and Profits to Shareholders.	50

Item 4—Board Proposal to Approve an Amendment to the Company's Articles of Incorporation to Increase the Number of Authorized Shares to Facilitate a Special Dividend Related to the Company's Election to Distribute the Company’s Accumulated Earnings and Profits to Shareholders.	62

Item 5—Board Proposal to Approve an Amendment to the Company’s Articles of Incorporation to Impose Ownership and Transfer Restrictions to Facilitate the Company's Qualification for REIT Status	65

Item 6—Shareholder Proposal on the Right to Call Special Meetings	67

Item 7—Shareholder Proposal on an FSC Certification Report	69

Item 8—Proposal to Approve, on an Advisory Basis, the Appointment of Auditors	73

Shareholder Rights Plan Policy	73

Confidential Voting Policy	73

Relationships with Independent Registered Public Accounting Firm	73

Proxy Solicitation Expenses	74

Other Business	74

Future Shareholder Proposals and Nominations	74

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 15, 2010
Meeting Time:	9:00 a.m. PDT
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 19, 2010

Agenda

•	To elect three Directors;
•	To take action on a proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors and remove supermajority voting provisions;
•

To take action on a proposal to approve the issuance of up to 960 million of the Company’s common shares as part of a special dividend related to the Company’s election to distribute the Company’s accumulated earnings and profits to shareholders;

•

To take action on a proposal to amend the Company’s Articles of Incorporation to increase the authorized shares to facilitate a special dividend related to the Company’s election to distribute the Company’s accumulated earnings and profits to shareholders;

•	To take action on a proposal to amend the Company’s Articles of Incorporation to impose ownership and transfer restrictions to facilitate the Company’s qualification for REIT status;
•	To take action on the shareholder proposals;
•	To approve, on an advisory basis, the appointment of auditors; and
•	To transact any other business that may be properly brought before the annual meeting.

Admission

All shareholders are invited to attend the annual meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted to the annual meeting.

The annual meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser common stock on the Record Date, or their legal proxy holders, are entitled to vote at the annual meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or review the section titled “Proxy and Voting Information” on pages 2 and 3 of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2009 Annual Report are being distributed to shareholders on or about March 10, 2010.

The 2009 Annual Report and this Proxy Statement can be viewed at http://bnymellon.mobular.net/bnymellon/wy in accordance with Securities and Exchange Commission rules.

Claire S. Grace

Vice President and Corporate Secretary

Federal Way, Washington

2010 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 10, 2010

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 15, 2010 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares. Proxy cards are enclosed for shareholders who hold common shares.

Only shareholders of record at the close of business on February 19, 2010 will be eligible to vote at the annual meeting. On that date, 211,442,550 common shares were outstanding. Each common share entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Corporate Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Washington law provides that any shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at this meeting will consist of a majority of the issued and outstanding common shares. Under Washington law and the Company’s Articles of Incorporation, if a quorum is present at the meeting:

•	the three nominees for election as directors will be elected to the Board of Directors if the votes cast for each nominee exceed the votes cast against the nominee;
•

the proposal to amend the Company’s Articles of Incorporation to declassify the Board of Directors and to eliminate the supermajority voting provisions will be approved if the holders of 66- 2/3% of the Company’ outstanding common stock cast votes in favor of the proposal;

•

the proposal to approve the issuance of up to 960 million of the Company's common shares as a part of a special dividend related to the Company's election to distribute the Company’s accumulated earnings and profits to shareholders will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal;

•

the proposal to amend the Company’s Articles of Incorporation to increase the authorized shares to facilitate a special dividend related to the Company's election to distribute the Company’s accumulated earnings and profits to shareholders will be approved if the holders of a majority of the Company’s outstanding common stock cast votes in favor of the proposal;

•

the proposal to amend the Company’s Articles of Incorporation to impose ownership and transfer restrictions to facilitate the Company's qualification for REIT status will be approved if the holders of a majority of the Company’s outstanding common stock cast votes in favor of the proposal; and

•	the shareholder proposals included in this proxy statement will be approved if the votes cast in favor of the proposals exceed the votes cast against the proposals.

It is important to understand that your decision to vote for or against a proposal, to withhold your vote or to send in a proxy card on which you have left the direction blank may have a different effect depending on the vote needed to approve a matter.

In the election of directors, certain shares present at the meeting are counted as not voted. These include any shares:

•	for which there is an abstention,
•	for which no authority or direction to vote in the election is given or specified or
•	for which the ballot is marked withheld.

In the votes on the three proposals made by the Board of Directors to amend the Company’s Articles of Incorporation, any action other than a vote for each of the proposals will have the effect of being a vote against the proposal.

In the votes on the proposal to approve the issuance of shares of common stock and the shareholder proposals, certain actions will have no effect. For example, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposal because abstentions and broker non-votes are not considered votes cast by shareholders.

The Company’s annual report to shareholders for 2009 is being mailed with this proxy statement to shareholders entitled to vote at the 2010 annual meeting.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. You will need to have your proxy card with you when you call.
•	Voting on the Internet. Go to www.proxyvoting.com/wy and follow the instructions. You will need to have your proxy card with you when you link to the web site.
•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.
•

Voting at the annual meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting.

If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the annual meeting.

INFORMATION ABOUT THE MEETING

Attendance at the annual meeting is limited to shareholders. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington.

If you are a shareholder of record, an admission ticket is attached to your proxy card. You must present this admission ticket at the registration desk to be allowed into the annual meeting. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification. If you arrive at the meeting without your admission ticket, we will admit you only if you have photo identification and we are able to verify that you are a shareholder of record.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common shares as of the record date, February 19, 2010. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

•	your original signed form of proxy;
•	proof of your ownership of common shares (such as a bank or brokerage statement) as of the record date, February 19, 2010; and
•	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

If you are hearing impaired or require other special accommodations due to disability, please contact the Corporate Secretary prior to the meeting to indicate the accommodations that you will need.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, including cell phones, large bags, briefcases or packages will be permitted in the annual meeting.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this proxy statement information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this proxy statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (except for information in this document that is deemed not to be filed) is incorporated by reference.

This proxy statement incorporates important business and financial information about the Company from other documents that are not included in or delivered with this document. The information relating to us contained in this proxy statement is not complete and should be read together with the information contained in the documents incorporated by reference. To receive a copy of any of the documents incorporated by reference in this proxy statement, other than exhibits unless they are specifically incorporated by reference in this proxy statement, call or write to our Vice President of Investor Relations at Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, telephone (253) 924-2058. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

ITEM 1. ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the directors of the Company are classified into three classes and that each class should be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. If shareholders approve Item 2 to amend the Articles of Incorporation to declassify the Board, directors elected at any meeting beginning in 2011 will be elected for only one year. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 11. The three persons identified below are nominated to be elected at the 2010 annual meeting for three-year terms expiring at the 2013 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2010.

NOMINEES FOR ELECTION TERM EXPIRES IN 2013

Richard H. Sinkfield, 67, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a Trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America; a member of the Board of Directors of the Georgia Appleseed Center for Law and Justice and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998. He has extensive experience in corporate and securities laws and corporate governance matters.

D. Michael Steuert, 61, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as Trustee of Prologis and was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance. He has extensive executive experience in corporate finance and accounting, managing capital intensive industry operations, natural resources development and strategic planning.

Kim Williams, 54, a director of the Company since October 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective January 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is also a director of E.W. Scripps Company, MicroVest and Xcel Energy Inc. She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Concord Academy, Concord, Massachusetts. She has extensive experience in corporate finance, strategic planning and international operations.

CONTINUING DIRECTORS

TERMS EXPIRES IN 2012

Debra Cafaro, 52, a director the Company since February 2007, has been chairman, president and chief executive officer of Ventas, Inc. (health care real estate investment trust) since 2003. She was its president and chief executive officer from 1999 when she joined the company until 2003, and has been a director of the company since 1999. She served as president and director of Ambassador Apartments, Inc. (real estate investment trust) from1997 until 1998 when it merged with AIMCO and previously was a founding member and partner of the law firm of Barack Ferrazzano Kirschbaum and Nagelberg, LLC. She is the chair of NAREIT (National Association of Real Estate Investment Trusts) and a member of the Real Estate Roundtable. She has extensive REIT executive experience, with strong skills in real estate and corporate finance, strategic planning and public company executive compensation.

Nicole W. Piasecki, 47, a director of the Company since 2003, is the head of Business Development for Boeing Commercial Airlines. Previously, she served as president of Boeing Japan from 2006 to 2010, executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company, from 2003 to 2006; was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1991. She is a member of the Board of Governors, Tokyo, of the American Chamber of Commerce of Japan and a former member of the Federal Aviation’s Management Advisory Council, the YWCA of Seattle-King County-Snohomish County and a former director of Washington Works. She has extensive executive experience in capital intensive industries, sales and marketing, strategic planning and international operations and relations.

Mark A. Emmert, 57, a director of the Company since June 2008, has been the President of the University of Washington in Seattle, Washington, since 2004. He served as Chancellor of Louisiana State University from 1999 to 2004 and Chancellor and Provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was Provost and Vice President for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. He served as chair of the Council of Academic Affairs for the National Association of State Universities and Land-Grant Colleges and is co-chair to that organization’s Board of Oceans and Atmosphere. He also is a Life Member of the Council on Foreign Relations. He is an experienced leader of major organizations, with strong skills in government and international relations, and strategic planning.

Daniel S. Fulton, 61, was elected chief executive officer and a member of the board of directors in April 2008. He has been president of Weyerhaeuser Company since January 2008. From May 2001 until March 2008 he was president and chief executive officer of Weyerhaeuser Real Estate Company, a wholly owned subsidiary of Weyerhaeuser Company. In January 2004 he was named to Weyerhaeuser Company’s senior management team. Mr. Fulton serves as the vice chair of United Way of King County, and is a board member of the Chief Seattle Council of the Boy Scouts of America. He is a member of the Advisory Board for the Foster School of Business at the University of Washington, and is the vice chair of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University. He has a strong executive background in real estate and corporate finance, with extensive experience managing capital intensive operations, international operations and strategic planning.

CONTINUING DIRECTORS

TERMS EXPIRES IN 2011

Wayne W. Murdy, 65, a director of the Company since January 2009, held various management positions with Newmont Mining Corporation (international mining) from 1992 until his retirement in 2007, including Chairman of the Board from 2002 to December 2007 and Chief Executive Officer from 2001 to June 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. He also is a director of BHP Billiton Limited, BHP Billiton Plc. and Qwest Communications International Inc. He is a trustee of the Denver Art Museum, member of the Advisory Councils for the College of Engineering at the University of Notre Dame and the Daniels Business School at the University of Denver. He has extensive executive experience in leading natural resources companies and managing capital-intensive industry operations, with strong skills in corporate finance and accounting, international operations, strategic planning and public company executive compensation.

John I. Kieckhefer, 65, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust. He has a strong background in business and finance, with extensive experience in public company executive compensation.

Arnold G. Langbo, 72, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson. He was a director of The Hershey Company from 2008 to August 2009 and of Whirlpool Corporation from 1994 to April 2009. He has extensive executive experience in sales and marketing, managing capital intensive operations, international operations, corporate finance and strategic planning, as well as public company executive compensation.

Charles R. Williamson, 61, a director of the company since October 2004 and chairman of the Board since April 2009, was the executive vice president of Chevron Corporation (international oil company) from August, 2005 until his retirement on December 1, 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations from 1999 to 2000; group vice president, Asia Operations from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands since joining Unocal in 1977. He was a director of Unocal Corporation and former Chairman of the US-ASEAN Business Council. He is also a director and chairman of the board of Talisman Energy Inc. and a director of PACCAR Inc. He has extensive executive experience in corporate finance, management of capital intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

The Board of Directors of the Company has determined that each of the Company’s directors, with the exception of the Company’s chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors meet during every Board meeting in separate executive session without any member of Company management present. The Chairman of the Board, who is an independent director, presides over these meetings.

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. This structure has been particularly useful given the Company’s relatively new CEO as the Board has considered significant changes in the Company’s portfolio and strategic direction. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. This leadership structure also is preferred by a significant number of the Company’s shareholders. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Board of Directors has a number of committees that perform certain functions for the Board. The current committees of the Board of Directors are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee.

The Board of Directors met on nine occasions in 2009. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2009. The following table provides membership and meeting information for each of the Board committees.

Name	Audit Committee	Compensation Committee	Executive Committee	Corporate Governance Committee		Finance Committee
Debra A. Cafaro		X				X
Mark A. Emmert	X			X
Daniel F. Fulton			X
John I. Kieckhefer	X		X
Arnold G. Langbo		X				X*
Wayne W. Murdy		X*
Nicole W. Piasecki				X		X
Richard H. Sinkfield				X	*	X
D. Michael Steuert	X*			X
Kim Williams	X	X				X
Charles R. Williamson			X*
Total meetings in fiscal year 2009	5	11	0	3		5
*	Committee Chairman

COMMITTEES OF THE BOARD

Each committee of the Board of Directors is described below. Each of the committees has adopted a charter and the current charter for each committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” by clicking on the tab at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy of any committee charter, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Executive Committee

The Board of Directors has given the Executive Committee the power and authority to act for the Board in the interval between Board meetings, except to the extent limited by law. The chairman of the Board, who is an independent director, also serves as the chairman of the Executive Committee.

Audit Committee

The Audit Committee provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It also is responsible for the oversight of the Company’s compliance with legal and regulatory requirements and for other duties that the Board or the Audit Committee chair deems appropriate. It exercises its oversight obligations through regular meetings with management, the director of internal audit and the Company’s independent registered public accounting firm, KPMG LLP. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Committee separately meets regularly with the Company’s chief accounting officer, director of internal audit, General Counsel, KPMG LLP and management. The Committee chair regularly meets between formal Committee meetings with the Company’s chief accounting officer, director of internal audit and KPMG LLP. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems,
•	making recommendations to the Board for incentive compensation and equity-based plans,
•	making recommendations to the Board regarding the compensation of the Company’s directors and chief executive officer,
•	reviewing and approving salaries and incentive compensation of Company executive officers and certain other positions and
•	administering the Company’s stock option and incentive compensation plans.

The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The Committee chair also regularly meets between formal Committee meetings with management and the Committee’s consultant.

Corporate Governance Committee

The Corporate Governance Committee takes a leadership role in shaping the governance of the Company. It provides oversight and direction regarding the functioning and operation of the Board. It also recommends to the Board candidates for election as directors and director candidates for election as the chairman of the Board. The Committee manages the processes used by the

Board in its self-assessment and its evaluation of the chief executive officer. The Committee also provides oversight of:

•	senior management succession planning,
•	ethics and business conduct of the Company,
•	human resources practices,
•	environmental and safety issues at the Company and
•	political activities and governmental issues.

The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Corporate Governance Committee is responsible for oversight of risks relating to management and Board succession planning, stakeholder responses to the Company’s ethics and business practices, employee and investor responses to the Company’s human resources practices, the Company’s environmental practices and policies, the Company’s political activities and governmental policy development that could affect Company operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. Because many of these risks could have financial and reporting implications for the Company, the Board and the Corporate Governance Committee have determined that at least one member of the Committee must serve concurrently on the Audit Committee.

Finance Committee

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The Committee:

•	provides guidance to the Board regarding major financial policies of the Company;
•	oversees financial matters of importance to the Company;
•	reviews with management the Company’s major financial risk exposure;
•	reviews and approves credit policies and cash management;
•	makes recommendations to the Board regarding operating plans, and debt and equity programs; and
•	makes recommendations to the Board regarding significant mergers, acquisitions, asset sales or purchases and other significant business opportunities.

The Board of Directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Finance Committee is responsible for the oversight of risks related to the Company’s financial policies, material financial decisions, credit policies and ratings, cash management and investment strategies, debt and equity structures, and significant business decisions. The Committee satisfies this oversight responsibility through regular reports from officers of the Company responsible for each of these risk areas on matters such as the Company’s capital structure, debt levels, discussions with credit rating agencies, pension fund returns, insurance policies, cash flows and expected sources and uses of cash, and major business transactions or strategic decisions being considered. The Committee also consults periodically with outside financial advisors.

Board Charter

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines establish the practices the Board of Directors follow with respect to Board function and operation, Company operations, Board organization and composition and Board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Board codified standards for directors in the Board’s Corporate Governance Guidelines. These Guidelines provide that the Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of the Company;
•	participate in a constructive and collegial manner;
•	be willing to devote sufficient time to carrying out their duties and responsibilities effectively;
•	devote the time and effort necessary to learn the business of the Company and the Board; and
•	represent the long-term interests of all shareholders.

In addition, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as:

•	finance;
•	sales and markets;
•	strategic planning;
•	development of strategies for sustainability;
•	human resources and diversity;
•	safety;
•	relevant industries, especially natural resource companies;
•	leadership of large, complex organizations;
•	legal;
•	banking;
•	government and governmental relationships;
•	international business and international cultures; and
•	information technology.

In addition to the targeted skill areas, the Corporate Governance Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board, including:

•	Strategy – knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets;
•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his development;
•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness and organizational design;
–	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
–	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

As part of its periodic self-assessment process, the Board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short- and longer-term. The Corporate Governance Committee has adopted a policy regarding the director selection process that requires the Committee to assesses the skill areas currently represented on the Board and those skill areas represented by directors expected to retire or leave the Board in the near future against the target skill areas established annually by the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Corporate Governance Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s (e.g. growth companies, companies that have grown through acquisitions, or companies that have restructured their asset portfolios successfully), leadership experience and relevant geographical experience. The effectiveness of the Board’s diverse mix of skills and experiences is considered as part of each Board self-assessment.

Identifying and Evaluating Nominees for Directors

The Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Corporate Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or arise, the Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee or a subcommittee may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Corporate Governance Committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the Board for election at the next annual meeting of shareholders.

Shareholder Nominees

The Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate Governance Committee, care of Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All recommendations will be brought to the attention of and considered by the Committee.

SHAREHOLDER/INTERESTED PARTY COMMUNICATIONS

Communications may be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 marked to the attention of the Board or any of its committees, the independent directors or individual directors. Communications also may be sent by email to CorporateSecretary@Weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the directors attended the 2009 annual meeting.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2009, which consisted of annual retainer fees paid in cash, including amounts associated with chairing Board committees, and retainer deferred stock unit awards that are payable only in cash. All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Debra A. Cafaro	70,000	80,888	150,888
Mark A. Emmert	70,000	80,888	150,888
Arnold G. Langbo (3)	80,000	80,888	160,888
Richard H. Sinkfield (3)	80,000	80,888	160,888
John I. Kieckhefer	70,000	80,888	150,888
Wayne W. Murdy	87,500	88,705	176,205
Nicole W. Piasecki	70,000	80,888	150,888
D. Michael Steuert (3)	80,000	80,888	160,888
James N. Sullivan (3) (4)	80,000	80,888	160,888
Kim Williams	70,000	80,888	150,888
Charles R. Williamson	150,000	173,317	323,317

(1)

The amounts in this column reflect director compensation earned and paid in cash, including amounts voluntarily deferred under our Fee Deferral Plan for Directors. Of the amounts of compensation earned, the following directors elected to defer fees into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Ms. Cafaro, $70,000 or 2,495 units; Mr. Kieckhefer, $70,000 or 2,494 units; Mr. Steuert, $80,000 or 2,851 units; and Mr. Williamson, $150,000 or 5,346 units. Mr Murdy was appointed to the Board in January 2009 and received an additional fee of $35,000 at that time, representing a pro rata amount of the fees owed for service as a director for the 2008 to 2009 year, of which half was paid in cash.

(2)	The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of retainer amounts that automatically were deferred into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, and is based on a grant date that is the date of the Company’s annual meeting. Under the terms of the Fee Deferral Plan for Directors, the number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. Each of the Directors who received fees in April 2009 automatically deferred $70,000 of fees and was credited with 2,495 stock equivalent units. Mr Murdy was appointed to the Board in January 2009 and received an additional fee of $35,000 at that time, representing a pro rata amount of the fees owed for service as a director for the 2008 to 2009 year, of which half was automatically deferred and credited with 270 stock equivalent units. Mr. Williamson, as Chairman of the Board, deferred $150,000 of fees and was credited with 5,346 stock equivalents. The grant date fair value of each retainer stock unit is equal to the number of stock equivalent units multiplied by the closing value of the Company’s common stock on the grant date. See Note 18 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2009.

(3)	As chair of the various committees of the Board of Directors, the following directors received additional compensation of $10,000 during 2009: Mr. Sinkfield, Corporate Governance Committee Chair; Mr. Langbo, Finance Committee Chair; Mr. Steuert, Audit Committee Chair; and Mr. Sullivan, Compensation Committee Chair.

(4)	Mr. Sullivan retired from the Board effective February 11, 2010.

Non-Employee Director Compensation Program

The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders. As a result, retainer amounts automatically deferred into stock equivalent units in the Fee Deferral Plan for Directors are not paid to a director until after the director’s retirement or other termination of service to the Company and then are valued based on the value of the Company’s common stock in the year the payment is made.

Non-employee directors are compensated by:

•	a base cash annual retainer fee of $140,000, $70,000 of which is paid in retainer deferred stock unit awards; and
•	an additional cash annual retainer fee of $10,000 is paid to each committee chair.

Effective April 2009, the Board has elected an independent director as chairman of the Board. The Board determined that the non-employee chairman of the Board will receive an annual cash retainer of $300,000 of which $150,000 will be paid in retainer deferred stock unit awards.

Annual Board Retainer Cash Fees

In 2009, non-employee directors received a cash Annual Board Retainer Fee of $70,000 per year. Non-employee directors who served as chairs of committees received an additional retainer fee of $10,000. The Company does not pay additional fees for attending Board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the Board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation also is available for extended travel on Board business at the request of the Board or a committee of the Board at the rate of $2,000 per day, including travel days and work days. Directors who also are employees of the Company do not receive compensation for their service on the Board or any committees.

Deferral of Cash Compensation

Non-employee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or as deferred common stock equivalent units (an unfunded stock unit account) under the Company’s Fee Deferral Plan for Directors. The number of deferred stock equivalent units is calculated by dividing the amount of the deferred fees by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock equivalent units earn the equivalent of dividends, which are credited as additional deferred stock equivalent units. Deferred stock equivalent units are distributed in cash following the director’s retirement or other termination of service to the Company based on the value of the Company’s stock in the year the payment is made.

Retainer Stock Unit Awards

Each non-employee director who continues to serve as a director following each annual meeting is granted a retainer stock unit award, with the number of units equal to the number of shares of Weyerhaeuser stock that could be purchased with an aggregate of $70,000. The number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last 11 trading days of January of the year in which the fees are paid. For the 2009 awards, the median value on the last 11 trading days in January 2009 was $28.06, which resulted in a total of 2,495 retainer stock units awarded to each director who served for the entire year; 2,765 retainer stock units awarded to Mr. Murdy who was appointed as a director in January 2009 and received 270 retainer stock units for service during the 2008 to 2009 year and 2,495 retainer stock units for the 2009 to 2010 year; and 5,346 retainer stock units awarded to the Chairman of the Board. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in the Company’s Fee Deferral Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units are distributed in cash following the director’s retirement or other termination of service to the

Company based on the value of the Company’s stock in the year the payment is made.

The amount reported in the Stock Awards column for each director is the dollar value of the retainer stock units awarded in 2009, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic718, which was calculated based on the per share Market Value of Weyerhaeuser stock on the date of grant. See Note 18 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2009.

The number of aggregate deferred stock equivalent units accumulated in each director’s deferral account as of December 31, 2009 for all years of service as a director is listed below in the table describing beneficial ownership of the Company’s common shares. This number includes stock equivalent units accumulated from fees for service as a Director that were automatically deferred into retainer stock units under the Director’s compensation policy, from voluntary deferrals of cash compensation portion of Director fees into stock equivalent units in the deferred compensation plan for Directors and from additional deferred stock equivalent units credited as a result of dividend equivalents earned with respect to previously deferred stock equivalent units.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the full Board.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows as of January 22, 2010 the number of common shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. Percentages of total beneficial ownership have been calculated based upon the total number of common shares outstanding as of December 31, 2009.

Name of Individual or Identify of Group	Voting and or Dispositive Powers (number of common shares) (1)(2)(3)(4)	Percent of Class (common shares)	Common Stock Equivalent Units (5)
Patricia M. Bedient	72,515	*	10,430
Debra A. Cafaro	—	*	9,383
James M. Branson	66,545	*	2,063
Lawrence B. Burrows	73,096	*	—
Mark A. Emmert	150	*	3,466
Daniel S. Fulton	277,029	*	26,714
Thomas F. Gideon	82,122	*	5,537
John I. Kieckhefer	4,399,448	2.1	37,060
Arnold G. Langbo	200	*	12,910
Wayne W. Murdy	3090	*	2,519
Nicole W. Piasecki	193,844	*	9,761
Richard H. Sinkfield	500	*	15,675
D. Michael Steuert	—	*	12,765
Kim Williams	—	*	8,023
Charles R. Williamson	—	*	20,728
Directors and executive officers as a group (22 persons)	5,428,549	2.6	190,282

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days of January 22 , 2010 pursuant to outstanding stock options, as follows: Ms. Bedient, 66,100 common shares; Mr. Branson, 52,410 common shares; Mr. Burrows, 59,050 common shares; Mr. Fulton, 258,348 common shares; Mr. Gideon 73,900 common shares; and of the executive officers as a group, 741,210 common shares.

(2)	Includes the number of restricted stock units that vest within 60 days of January 22, 2010 as follows: Ms. Bedient, 3,698 common shares; Mr. Branson, 1,912 common shares; Mr. Fulton, 13,875 common shares; Mr. Gideon, 3,870, common shares; and of the executive officers as a group, 32,892 common shares.

(3)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 3,568,177 shares; and Ms. Piasecki, 172,732 shares.

(4)	Beneficial ownership of some of the common shares is disclaimed by certain of the persons listed as follows: Mr. Kieckhefer, 4,002,144 shares; and Ms. Piasecki, 177,535 shares.

(5)	Common stock equivalent units held as of December 31, 2009 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

OWNERS OF MORE THAN 5%

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of its outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital World Investors (1)	22,091,000	10.5
333 South Hope Street Los Angeles CA 90071
Franklin Mutual Advisors, LLC (2)	14,392,067	6.8
51 John F. Kennedy Parkway Short Hills NJ 07078
T. Rowe Price Associates, Inc. (3)	14,234,720	6.7
100 E. Pratt street Baltimore MD 21202
BlackRock, Inc. (4)	12,477,978	5.9
40 East 52nd Street New York NY 10022

(1)	Based on a Schedule 13G dated February 5, 2010 in which Capital World Investors, a division of Capital Research and Management Company, reported that as of December 31, 2009 it had sole voting power over 1,500,000 shares and sole dispositive power over all 22,091,000 shares, including 10,728,000 shares held on behalf of its client, The Income Fund of America, Inc. Capital World Investors disclaims beneficial ownership of all of the shares.

(2)	Based on a Schedule 13G dated January 15, 2010 in which Franklin Mutual Advisors, LLC, reported that as of December 31, 2009 it had sole voting and dispositive power over 14,392,067 shares.

(3)	Based on a Schedule 13G dated February 12, 2010 in which T. Rowe Price Associates, Inc. reported that as of December 31, 2009 it had sole voting power over 3,321,149 shares and sole dispositive power over 14,198,920 shares. T. Rowe Price Associates, Inc. disclaims beneficial ownership of all the shares.

(4)	Based on a Schedule 13G dated January 20, 2010 in which BlackRock, Inc. reported that as of December 31, 2009 it had sole voting and dispositive power over 12,477,978 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the

Company believes that all its directors and officers filed all such reports on a timely basis with respect to transactions during 2009.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

EXECUTIVE SUMMARY

Weyerhaeuser uses a compensation approach for its Named Executive Officers (“NEO”s) that is designed to achieve several key objectives, including:

•	focusing decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforcing a pay-for-performance culture and
•	allowing the Company to attract and retain employees with the skills critical to the Company’s long-term success.

To achieve these objectives, Weyerhaeuser uses a mix of base pay, incentive opportunities (short and long-term), and other benefits and rewards. The various components of the compensation program are intended to be competitive in the market and to enable the Company to attract and retain key talent, while concentrating a majority of the executives’ reward opportunities in at-risk incentive pay that requires performance against measurable objectives to achieve payouts. The design of the compensation program is intended to support the Company’s overall business objectives and increase long-term shareholder value. The following discussion provides an overview of key objectives, policies, elements, and designs of the Company’s 2009 compensation program, as well as the Compensation Committee’s considerations and reasons for its compensation decisions.

Weyerhaeuser has made significant changes to its asset portfolio in recent years, and has decreased its emphasis on being an integrated forest products company. In relation to this business shift, and in light of the very challenging economic environment faced by the Company’s businesses in the last few years, the Compensation Committee has made certain changes to the program described further below, that will be effective in 2010. The changes are intended to enhance the program’s ability to focus employees on achieving business objectives, while retaining key employees.

OVERVIEW

Weyerhaeuser Company is one of the world’s largest forest products companies. In 2009, the Company had sales of $5.5 billion. It has offices or operations in 10 countries, and customers worldwide. Weyerhaeuser’s primary businesses include the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction and development. Additional information about Weyerhaeuser’s businesses and products is available at http://www.weyerhaeuser.com.

2009 Compensation Program and Review Process

The Company’s current compensation program was developed by the Compensation Committee, working with its compensation consultant, Mercer, and was implemented in 2006. The Committee established competitive compensation principles designed to promote and reward improved Company performance. Following the implementation of the compensation program, the Compensation Committee has regularly assessed the program’s effectiveness and its success in achieving the Committee’s goals. As a result, the Committee approved a redesign of certain aspects of the compensation program for employees of its real estate subsidiaries, including one of its named executive officers, effective in 2009 and has approved a redesign of certain aspects of the compensation program for employees of its forest products businesses, including the remaining named executive officers, effective as of 2010. A brief summary of the changes effective in 2010 is below. The remaining sections in this discussion describe 2009 compensation program and decisions.

The Redesigned Program Effective 2010

The redesigned program that will be effective as of 2010, builds on the experiences of the current program and enhances the program’s ability to promote and reward improved performance of the Company’s businesses. Significant changes have occurred in the forest products industry and in the Company’s asset portfolio in the last few years. Companies in the forest products industry, as well as the Company, historically have been integrated companies with diverse assets including timberlands, and various converting or development operations, such as pulp and paper manufacturing facilities, wood products manufacturing facilities, real estate development operations and distribution and transportation operations. Most of these integrated companies have now divested their timberlands or other operations to focus on a much narrower set of assets, operations or products. The Company also has significantly changed its asset portfolio and size, making comparisons with other companies in the industry or former peer companies less relevant. The Company’s businesses tend to be cyclical and influenced by separate factors, highlighting the need to view each of the Company’s businesses separately. The redesigned program will be easier for employees to understand and will give employees a clearer view of the effect of their efforts in improving business performance on their compensation.

The compensation program used for 2010 decisions will continue to use a mix of base pay, short- and long-term incentives and other benefits and rewards. However, it will use a different peer group more relevant to the current range and size of the Company’s overall business, and will use a revised approach to short-term and long-term incentives to better reinforce a pay-for-performance culture, while enhancing retention of key employees.

The short-term incentive program for the forest products businesses will be an annual cash bonus plan focused on the performance of the individual businesses. This focus is similar to the plan designed for Weyerhaeuser Real Estate Company (“WRECO”) for 2009, although the principal financial performance metric used in each plan is the standard performance metric typically used by each of the industries. The plan for the forest products businesses will be funded at the business level, primarily based on the absolute return on net assets of the specific businesses and partly based on the performance of the businesses against certain metrics approved for the business in advance by the Committee, such as competitive performance, financial measures and performance against strategic goals. Performance against these metrics will be adjusted by various factors, including the profitability and safety performance of the business. The principal financial performance metric used in the WRECO incentive programs is return on investment as described below.

This design of the short-term incentive program for the forest products businesses is intended to ensure that the plan generally will fund upon the achievement by the business of targets relating to return on net assets and business metrics. Employees of specific business and any staff function employees who work only in that business’s facilities or substantially in support of that business will receive bonuses based on the performance of the specific business. Other staff function employees will receive annual bonuses based on the average funding of all of the business plans to focus their efforts on helping all the businesses to be successful.

For long-term incentives, the Company will continue to use stock options and restricted stock, which are well-understood equity vehicles and align employee interests with the creation of long-term shareholder value and reinforce focus on long-term, sustained results.

The 2010 compensation program and plans will be described in greater detail in the proxy statement reflecting 2010 compensation decisions. The following sections of this compensation discussion and analysis reflect the program in effect for 2009 compensation decisions.

COMPENSATION PHILOSOPHY AND PRINCIPLES

Weyerhaeuser’s compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. Weyerhaeuser’s compensation programs are designed to:

•	focus decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities and
•	allow the Company to attract and retain employees with the skills critical to the Company’s long-term success.

The following key compensation principles guided the design and administration of the Company’s overall compensation program in 2009:

•	clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals:
–	improve absolute level of returns on investments,
–	outperform peers and
–	create shareholder value;
•	maintain total compensation at market competitive levels;
•	provide a broad range of payout opportunities based on performance; and
•	design simple pay programs to control costs and ensure employee understanding.

This compensation program for executive officers is comprised of several components, including:

•	base salary;
•	annual cash incentives;
•	long-term incentives, consisting of a mix of stock options, restricted stock units, performance share units and a long-term cash plan for our real estate subsidiaries;
•	retirement benefits; and
•	medical and other benefits.

COMPENSATION PRINCIPLES AND PROCESSES

Weyerhaeuser’s compensation principles are supported through a number of policies, concepts and processes.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the execution of its business strategies, Weyerhaeuser uses a range of components. The combination of the components and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with individual officers. In general, the Company positions itself at the median for each of the different components of total pay so that total compensation for the CEO and the named executive officers is comparable to the Company’s peers. The Committee reviews a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers primarily to confirm that the aggregate compensation recommended for the executive officer complies with this principle. For 2009, the total target compensation for the named executive officers fell generally at the median of similarly situated executive officers in the competitive market. Actual compensation paid fell below the median of the competitive market target because the 2009 bonus opportunity did not fund, or funded below target.

Performance Management

Weyerhaeuser’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual Performance Management Process (“PMP”) for its employees to assess individual performance. In the PMP process, each employee, including each of the named executive officers, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. These performance goals, against which executive performance is assessed multiple times during the year, include a broad spectrum of metrics, such as safety results for the business or function, diversity accomplishments, talent development, financial and operating results, strategy, corporate responsibility, customer value delivery and competitive performance. Key performance goals for 2009 were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery. At the end of the year, the employee’s performance is assessed against these multiple goals, which results in aggregate ranking of exceeds, achieves or below. This overall ranking is one factor in decisions regarding compensation. For 2009 compensation decisions, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals.

Variable Pay at Risk

The percentage of an employee’s compensation opportunity that is fixed instead of variable is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company performance have a greater portion of their pay at risk through short- and long-term incentive programs. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their compensation opportunity allocated to long-term incentives. Typically, approximately 40% of target total compensation opportunity for these executive officers is in the form of long-term incentives. In 2009, over 66% of the aggregate target incentive compensation for Weyerhaeuser’s named executive officers was at risk based on the performance of the Company and the executive officer (see chart below).

Variable Pay at Risk

Forms of Long-Term Incentive Compensation

Beginning in 2006, Weyerhaeuser has used two forms of equity for long-term incentive compensation for its CEO and CFO and executive officers of its forest products businesses, including named executive officers. In 2006 and 2007, senior executives received 50% of the value of the award in stock options (“options”) and 50% of the value of the award in performance share units. (See “Compensation Components—Long-Term Incentive Compensation” below for more of the specific features of these forms of equity.) This mix was used to focus the executive on the Company’s share price and financial performance compared to its peer companies. Also, this mix puts more compensation at risk for senior executives, and provides for greater rewards if superior performance is generated.

Due to extremely challenging business conditions in 2008 and 2009 and significant changes in the Company’s portfolio of businesses, the Compensation Committee changed the mix of forms of equity for long-term incentive compensation for executive officers to options and restricted stock units. The change was made to respond to the difficulty in establishing and maintaining an appropriate comparator peer group for a three-year performance share measurement cycle during periods of significant changes in business portfolio, provide greater retention during the transition, and maintain the executive officer’s focus on the Company’s share price. In 2009, long-term incentive participants who are managers in the forest products businesses, including four of the named executive officers, received 50% of the value of the award in options and 50% of the value of the award in restricted stock units. To recognize the differences between the forest products business and the real estate subsidiaries, senior management of WRECO, including the named executive officer who is the leader of the real estate subsidiaries, received stock options and participated in a cash long-term incentive plan more aligned with the direct financial results of the real estate subsidiaries.

Market Positioning

The Company establishes competitive compensation levels based on market reviews and then designs its pay program to focus executive officers on meeting Company performance objectives. Weyerhaeuser’s strategy is to set total compensation and benefit levels at the median of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer groups outlined below to help the Company attract and retain executives with the skills needed in Weyerhaeuser’s businesses.

Competitive Market Assessments

Weyerhaeuser regularly reviews market compensation levels to determine whether total compensation for its employees remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, rewards such as health benefits and retirement programs and perquisites regularly are assessed relative to the market. The Company also reviews the competitive performance of its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. (See “Compensation Components” for details.)

Peer Groups

For several years, including for compensation decisions made in 2009, the Compensation Committee used separate peer groups for pay and performance. Consolidation in the forest products industry and recent changes in the Company’s portfolio of businesses have decreased the number of direct peers in the sector. Most forest products companies have lower revenues and fewer employees than the Company. In addition, Weyerhaeuser competes for talent with a broader range of companies, and shareholders measure Weyerhaeuser’s performance against a broader set of peers. For these reasons, the Compensation

Committee selected a group of companies for comparison of executive officer compensation comprised of a broader group of basic materials companies. The pay peer group used for 2009 compensation decisions consisted of the following companies:

Company	Revenue(1) ($MM)	Market Cap(1) ($MM)
The Dow Chemical Company	$57,514	$29,814
Sunoco, Inc.	$51,558	$3,326
Hess Corporation	$41,165	$17,484
E I duPont de Nemours and Company	$31,659	$29,042
Murphy Oil Corporation	$27,441	$10,985
Alcoa Inc.	$26,901	$12,783
International Paper Company	$24,829	$9,614
United States Steel Corporation	$23,754	$6,359
Nucor Corporation	$23,663	$14,793
Huntsman Corporation	$10,215	$2,131
Smurfit-Stone Container Enterprises, Inc.	$7,042	$118
Eastman Chemical Company	$6,726	$3,886
MeadWestvaco Corporation	$6,637	$3,818
75th Percentile	$31,659	$14,793
50th Percentile	$24,829	$9,614
25th Percentile	$10,215	$3,818
Weyerhaeuser	$8,018	$7,746

(1)	As of year end 2008

In addition to reviewing the current pay practices of these peers, the Compensation Committee reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies, and general industry data for similar size companies. The peer group and survey data generally is weighted into a market composite based on equal weighting between the data sources, though the Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

In establishing a peer group for evaluating the overall Company’s relative performance in 2009, the Compensation Committee chose a broader size range of basic materials companies that typically have been used by shareholders as benchmarks for performance. This group includes many of the companies in the pay peer group, and also incorporates additional forest products companies. This group is not used to benchmark pay because the relative revenues and scope of operations are not directly comparable to Weyerhaeuser’s. The peer group used for measuring relative performance for determination of funding for performance shares granted in 2007 included the following companies:

Company	Pay Peer		Revenue(1) ($MM)	Market Cap(1) ($MM)
The Dow Chemical Company		✓	$57,514	$29,814
E I duPont de Nemours and Company		✓	$31,659	$29,042
Alcoa Inc.		✓	$26,901	$12,783
International Paper Company		✓	$24,829	$9,614
United States Steel Corporation		✓	$23,754	$6,359
Nucor Corporation		✓	$23,663	$14,793
PPG Industries, Inc.			$15,849	$9,599
Monsanto Company			$11,724	$42,259
Praxair, Inc.			$10,796	$25,062
Air Products and Chemicals, Inc.			$10,415	$16,298
Huntsman Corporation		✓	$10,215	$2,131
Owens-Illinois Group, Inc.			$7,885	$6,213
Ball Corporation			$7,562	$4,631
Smurfit-Stone Container Enterprises, Inc.		✓	$7,042	$118
Celanese Corporation			$6,823	$3,589
Eastman Chemical Company		✓	$6,726	$3,886
MeadWestvaco Corporation		✓	$6,637	$3,818
Domtar Corporation			$6,394	$1,513
Louisiana-Pacific Corporation			$1,376	$692
75th Percentile			$23,709	$15,545
50th Percentile			$10,415	$6,359
25th Percentile			$6,933	$3,703
Weyerhaeuser			$8,018	$7,746

(1)	As of year end 2008

Note: Alcan was acquired in November 2007 and is no longer publicly traded. Rohm and Haas Co. was acquired in 2009 and no longer is publicly traded.

Note: This peer group is used only for measuring performance for purposes of determining the funding of the performance share units granted in 2007. No additional performance share units were granted in 2008 or 2009.

NAMED EXECUTIVE OFFICERS

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are the following persons:

•	Daniel S. Fulton, president and chief executive officer
•	Patricia M. Bedient, executive vice president and chief financial officer
•	James M. Branson, senior vice president, Timberlands
•	Lawrence B. Burrows, president Weyerhaeuser Real Estate Company
•	Thomas F. Gideon, executive vice president – Forest Products

COMPENSATION COMPONENTS—DETERMINATION OF COMPENSATION

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, Weyerhaeuser targets base salaries at the median of market levels among the basic materials companies described above. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual PMP assessments, overall Company budgets and specific talent needs. Because of the challenging economic times and to control costs, Weyerhaeuser did not increase base salaries for the named executive officers in 2009 as noted in the following table:

Executive Officers in	Percent Increase	New Base Salary
D.S. Fulton	0.0%	800,000
P.M. Bedient	0.0%	556,000
J.M. Branson	0.0%	462,775
L.B. Burrows	0.0%	500,000
T.F Gideon	0.0%	580,000

These pay levels generally positioned the executive officers at the median of the market for 2009.

Annual Incentive Plan (“AIP”) for Corporate and Forest Products Employees

The AIP, which was introduced in 2006, is a cash bonus incentive plan designed to focus executive officers and other participants on maximizing efficiency and generating strong financial performance. U.S. and Canadian salaried employees, including executive officers, participate in the AIP to ensure that all employees have the common goal of improved operating performance. Each position in the Company other than positions in WRECO, is assigned a target AIP bonus opportunity reflecting competitive practices in the market for similar positions. WRECO employees do not participate in the AIP, but are paid under a separate compensation program that is consistent with compensation practices in the home-building industry and aligned with direct WRECO performance (see the plan description below). The AIP is funded based on Company performance against targets set annually by the Compensation Committee. Bonuses are awarded to individual employees based on the level of plan funding and the person’s performance against his or her PMP goals. In general, executive officers with a PMP rating of achieves receive an AIP award at or near their funding-adjusted individual target level.

AIP Performance Measure and Plan Mechanics

The AIP is funded based on the Company’s return on net asset (“RONA”) performance excluding the results of WRECO for everyone except the CEO. RONA performance for the CEO is calculated for total Weyerhaeuser, including WRECO. RONA is defined as earnings before interest and tax (“EBIT”) divided by average net assets. For purposes of determining RONA, net assets equals total assets less cash and short-term investments, accounts payable and accrued liabilities other than income taxes payable. The AIP measures the Company’s performance over the fiscal year. RONA is used as the performance measure given its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the overall returns. The Compensation Committee has discretion to adjust the earnings used in the RONA calculation for special items as appropriate. In 2009 charges for impairments relating to the Company’s real estate businesses and severance and restructuring charges, as well as gains from the alternative fuel credit and sales of major assets, were excluded from earnings used in the RONA calculation.

AIP Company Performance Target Setting

Company performance targets required to be met to fund the AIP are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by Company management. The Compensation Committee determines the level of RONA performance necessary for funding the threshold, target and maximum levels, which represent 40%, 100% and 300% target funding levels (see chart below). If the Company’s RONA performance is below the threshold, the funding level is 0%. There is no specific formula used to determine increases or decreases in the target funding levels. These targets are established using a variety of factors, including the level required to fund the Company’s dividend for the threshold; the Company’s cost of capital, near-term outlook and competitive position for target; and internal benchmarks of outstanding performance for the maximum. For 2009, the Compensation Committee maintained the funding threshold, target and maximum funding levels established for 2008. The target performance objective for funding was 11% RONA for the CEO and 10% for the other named executive officers. Threshold for funding was established at 5.5% RONA, with 40% of target payout funded at this level. The threshold was set by the Committee at a level below the cost of capital as part of the Company’s variable pay program. This threshold payout level in the variable pay program was established based on the fact that Weyerhaeuser and its peers have generated results above and below the cost of capital historically, and providing some level of payouts in either scenario is competitive practice for the Company’s peers. The AIP threshold level that was chosen allows minimum funding of the variable pay plan after certain minimum requirements of funding shareholder dividends have been achieved. The maximum funding possible under the AIP is at 17% RONA, which funds at 300% of target. For 2009, the Company’s average net assets were $12.5 billion for the CEO and $10.2 billion for the other named executive officers. The threshold for minimum funding of 5.5% for the CEO and other AIP participants required RONA EBIT of $685 million for the CEO and $562 million for the other named executive officers. Actual RONA EBIT for 2009 was minus $266 million for the CEO and minus $849 million for the other named executive officers.

AIP Performance Targets

AIP Bonus Opportunities

At the beginning of the year, each position in the Company, including executive positions, is assigned a target bonus opportunity that reflects competitive practices in the market for similar positions. Targets for executive positions range from 45% to 125% of base pay. Payment of target bonus amounts is not guaranteed, but must be earned based on the AIP funding process described above. The opportunity for each person ranges from 0% to 300% of the target incentive value. The target set for the CEO and the named executive officers was based on competitive market practices and designed to focus the executive on the goal of improved operating performance.

AIP Allocation Process

At the end of each year, the Compensation Committee approves the funding for the bonus pool based on the Company’s performance against the pre-determined RONA targets. The AIP opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved ( e.g. 50% funding for the AIP would reduce an officer’s target opportunity by half). Funded AIP awards are allocated to executive officers based on each officer’s PMP rating. These ratings are established based on a qualitative and quantitative assessment of performance against the officer’s pre-established goals (see “Determination of Compensation – Performance Management”) and other individual performance criteria. In general, executive officers with a PMP rating of “achieves objectives” receive an annual incentive award at or near their funding-adjusted individual target level. Similarly, executive officers with an “exceeds objectives” rating receive an annual incentive award greater than their individual funding-adjusted target level. Those with a “below objectives” rating will receive less than their funding-adjusted target incentive opportunity (see sample illustration below). For 2009, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals.

AIP Funding and Allocation Illustration

The Board of Directors determines the bonus to be paid to the CEO based on the recommendation of the Compensation Committee. The Compensation Committee determines the bonuses to be paid to executive officers, based on recommendations by the chief executive officer, executive vice president-Forest Products, and chief human resource officer. For 2009, no bonuses were paid under the AIP because the level of RONA performance required for the threshold level of funding was not met.

WRECO Short-Term Incentive Plan

Employees of the Company real estate development subsidiaries, including the WRECO president, participate in the WRECO Short-Term Incentive Plan (“STIP”). Participants in the STIP are not eligible to participate in any other annual incentive plan offered by the Company. Funding for the STIP is based in part on WRECO’s absolute return on investment (“ROI”), in part on the competitive ROI ranking and in part based on performance against a set of business metrics. ROI, which is the financial performance metric typically used in the real estate industry, is defined as WRECO annual earnings before interest and taxes, less overhead costs charged by the Company, divided by a five-quarter average of Invested Capital. Invested Capital is defined as total assets, less non-interest bearing liabilities and capitalized interest. ROI is used as the measure to focus participants on achieving top quartile competitive performance. The ROI targets established for each plan year are approved by the Company’s CEO and the Compensation Committee. The minimum ROI threshold to fund the absolute and relative competitive ranking components of the STIP in 2009 was 5.5%. This level was chosen because it represented top quartile performance among public homebuilders and was aligned with minimum funding levels in the AIP. Target funding was set at 14%, which approximates WRECO’s cost of capital. Maximum funding of five times target would be achieved for an ROI of 40% or more. The threshold competitive ROI ranking required to fund that component of the STIP in 2009 was a median competitive ranking, with a maximum possible funding of level of 500% of target for a competitive position of first place. The business metrics used for 2009 funding focused on cash generation.

At the beginning of the year, STIP participants are assigned a target bonus that reflects competitive practices in the market for similar positions. Bonus opportunities range from 0% to 500% of the target incentive value based on the participant’s performance against the performance metrics, with final awards approved by the Company CEO and the Compensation Committee. To the extent any award exceeds 300% of target, the excess amount is automatically deferred for a minimum of two years. The Compensation Committee may recover reasonable amounts from this holdback amount if appropriate due to a restatement of income for the plan period or a material adjustment to income for the plan period in subsequent years. For 2009, the threshold level of absolute ROI was not achieved, and the relative ROI portion of the award did not fund. Cash flow generation performance exceeded target expectations and funded an award for the WRECO President as outlined below.

AIP and STIP targets and awards were as follows:

Executive Officer	Target Bonus	2009 Bonus Earned
D.S. Fulton	125%	0
P.M. Bedient	85%	0
J.M. Branson	75%	0
L.B. Burrows	85%	—
T.F Gideon	85%	0

Long-Term Incentive Compensation

Each year, target long-term incentive award opportunities are set for each of the Company’s senior officers, including the named executive officers. Target award opportunities generally are set at the median of peer companies. Grants of long-term incentives are not guaranteed and must be earned each year. These opportunities may be increased or decreased based on the executive officer’s PMP rating, using the criteria described in “Determination of Compensation – Performance Management.” Participants receive no equity grant if their individual performance against their PMP performance goals does not meet minimum standards. In general, a PMP rating of “achieves objectives” will result in long-term incentive award at or near the target level opportunity. A rating of “exceeds objectives” may result in awards of up to 200% of an officer’s target opportunity. A rating of “below objectives” will result in below-target awards. The Compensation Committee also considers competitive market pressures, expected future contributions to the Company and retention concerns in determining the final grants to executive officers. For 2009, each of the named executive officers was deemed to have performed at the level of achieves or above in relation to his or her goals.

To fund the Company’s long-term compensation programs, the Committee establishes an equity pool available for grant in any given year. The pool level is set at the median level of competitive practices within the forest products and broader basic materials industries. For grants in 2009, the Committee established a pool of 1,838,044 shares or 0.87% of outstanding common shares available for grants of options and restricted stock units to executive officers and other participants, including any special recognition grants. The Committee targets an annual share dilution rate of less than 2%. In addition, the Committee considers the accounting costs reflected in the Company’s financial statements when establishing the forms of equity to be granted and the size of the overall pool. The forms of equity selected are intended to be cost-efficient, and the overall cost must be within the acceptable levels for internal budgets.

In 2006 and 2007, the Company awarded long-term incentive compensation to executive officers with 50% of the award’s value in options and 50% of the award’s value in performance share units. The Company replaced performance share units with restricted stock units in 2008 and 2009 due to challenges associated with business conditions and significant changes in the Company’s portfolio of businesses as described above under “Compensation Principles and Processes – Forms of Long-Term Incentive Compensation.”

Weyerhaeuser makes its annual long-term incentive grants in February of each year at the regular meeting of the Compensation Committee of the Board, which typically is within one to two weeks after the Company publicly has released a report of its earnings. The Committee meeting date is the effective grant date for equity grants to all participants. For executive officers who are hired during the year, the Committee recommends compensation levels to the Board in connection with the Board’s appointment of the executive and approves equity grants for the executive that are effective upon the officer’s start date.

WRECO management employees are eligible to receive stock options, but do not receive restricted stock units. Instead, they are eligible to participate in the WRECO Long-Term Incentive Plan (“LTIP”), which is a long-term cash incentive plan. The LTIP is intended to provide an award for direct WRECO performance.

Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each executive officer position, based on the median of competitive market long-tem incentive levels. For 2009, the target long-term incentive values (as a percent of base salary) for the named executive officers were:

Executive Officer	Target Long Term Incentive Value
D.S. Fulton	211%
P.M. Bedient	60%
J.M. Branson	47%
L.B. Burrows	118%
T.F Gideon	80%

Stock Options

Stock options are issued at 100% of the fair market value (calculated as the average of the high and low price on the date of grant) to assure that executives will receive a benefit only when the stock price increases. Awards granted in 2009 to executive officers, including the named executive officers, generally vest 25% a year over four years, and, if not exercised, expire in a maximum of 10 years (or earlier in the case of termination of employment). In the event of normal retirement, the vested portion of outstanding 2009 awards may be exercised during the remaining term of the grant to a maximum of 10 years from the date of termination. In the event of early retirement, vested awards may be exercised during the remaining term of the grant to a maximum of five years from the date of termination. A special grant of options was made in 2009 to certain of the named executive officers for retention purposes. These options vest only at the end of four years. The number of stock options granted to the named executive officers was based on their performance compared to their PMP performance goals as noted above. In 2009, the following awards of stock options were granted to the named executive officers:

Executive Officer	Stock Options/SARs granted in 2009
D.S. Fulton	250,000
P.M. Bedient	71,400
J.M. Branson	46,500
L.B. Burrows	36,000
T.F Gideon	99,000

The stock options granted in 2009 were generally at or above target for the respective position. Mr. Fulton was granted 125,000 options in 2009 in recognition of superior performance against his PMP performance goals, his leadership of the Company during extremely challenging business conditions and his leadership of the Company’s strategic review process. He also was granted an additional retention bonus of options to purchase 125,000 shares. Ms. Bedient’s compensation grant of 23,800 options was at target and she also received a retention grant of 47,600 options in recognition of her performance in leading the strategic review of the containerboard packaging business, initiating the review of corporate support following the sale of the containerboard packaging business, developing the Company’s financial response to the recession, political and community leadership, and sponsoring the restructuring of the Company. Mr. Branson’s compensation grant of 15,500 options was at target and he also received a retention grant of 31,000 options in recognition of his leadership of the Timberlands businesses, his assumption of the direct leadership of the International and Hardwoods and Industrial organizations, improving the safety performance of these businesses, and leadership of the Company’s cost control efforts for corporate support. Mr. Gideon’s compensation grant of 33,000 options was at target and he also received a retention grant of 66,000 options in recognition of his performance as senior vice president of Containerboard, Packaging and Recycling during the sale of those assets, his assumption of the direct leadership of the Wood Products organization and his achievements in leading the Company to establishing and maintaining a recordable incident rate of less than one. Mr. Burrows’ compensation grant of 36,000 options was above target in recognition of his assumption of WRECO leadership, successful management of several management changes in the real estate subsidiaries, leadership of restructuring efforts for some of the subsidiaries, and leadership of efforts to restructure the asset portfolio of the real estate subsidiaries.

Performance Share Units

Weyerhaeuser granted performance share units to executive officers in 2006 and 2007 to focus participants on long-term, competitive operating excellence, and the creation of economic and shareholder value. Performance is measured over a three-year period by comparison to the performance peer group of basic materials companies described above. The performance share units are earned at the end of the three-year period based on performance results. The performance measure used for earning grants of performance share units was RONA Spread. RONA Spread is defined as RONA (see definition in “AIP—AIP Performance Measure and Plan Mechanics” above) minus the benchmark RONA rate (defined as pre-tax cost of dividends plus interest expense) for Weyerhaeuser and its peers. Use of this measure is intended to reflect a long-term measure of performance above a minimum shareholder return relative to peers. The actual number of performance share units earned is based on Weyerhaeuser’s performance relative to the performance peers, which is not available until the second quarter following a performance year. Threshold performance is the 25th percentile of peers, which equates to a payout of 0.2x the target number of shares. A participant earns none of the target number of performance shares if the Company’s performance is below the threshold. Median performance compared to the Company’s peers earns the target number of shares, with a maximum earned opportunity of twice the target grant for upper quartile performance. As performance shares are earned, shares of Weyerhaeuser common stock are issued to the participant. No shares have been earned to date. The first performance share cycle ended in 2008 and no shares were earned in that cycle. The second performance share cycle ended in 2009, but because awards are based on the company’s relative performance by comparison to its peers, results will not be available until April 2010. No performance share units were granted in 2009.

Performance Share Unit Award Opportunity

Restricted Stock Awards

In 2009, the Company awarded long-term incentive compensation to U.S. corporate executive officers and forest products business leaders with 50% of the award’s value in options and 50% of the award’s value in restricted stock units rather than performance shares as noted above. Restricted stock awards are granted in the form of restricted stock units. To align the award with share price appreciation, vested awards are delivered to executives in shares, with the value of the award contingent upon the price of the Company’s common stock when the shares are sold. Restricted stock units granted in 2009 cease to vest and are forfeited upon termination. The number of restricted stock units granted to the named executive officers was at or slightly above target for the respective position based on their performance compared to their PMP performance goals as noted above in “Stock Options.” The Compensation Committee does not use a specific formula to determine the PMP rating.

In February 2009, the following awards were granted to the named executive officers who are leaders of the forest product businesses, as well as the CEO and CFO.

Executive Officer	Restricted Stock Units
D.S. Fulton	37,500
P.M. Bedient	7,140
J.M. Branson	4,650
T.F Gideon	9,900

WRECO Cash LTIP

WRECO managers, including the named executive officer who is the head of WRECO, are eligible to participate in the LTIP. Funding for the LTIP is based on WRECO performance over a three-year period. Performance is measured primarily by the absolute pre-tax economic profit of WRECO, and in part by WRECO’s three-year competitive ROI ranking versus public home builders. Pre-tax economic profit (“PTEP”) is defined as earnings before interest and taxes, minus overhead costs charged by the Company, minus a cost of capital charge. The measures are used to focus participants on achieving sustained top quartile competitive performance. The ROI targets are approved for each plan year by the Company’s CEO and the Compensation Committee, based on historic long-term averages for the home-building industry and long-term achievement goals for WRECO, and were 20% in the 2009 to 2011 performance cycle. The minimum ROI threshold to fund the relative competitive ranking components of the LTIP in the 2009 to 2011 performance cycle was 5.5%. This level was chosen to ensure that the LTIP would fund only if performance was above threshold Weyerhaeuser performance expectations. There is no maximum in the plan.

Each participant in the LTIP is assigned a target number of units, the value of which is determined by the achievement of cumulative WRECO PTEP, plus the competitive WRECO ROI ranking. The target value of the units for grants in 2009 was set at $1,240 per unit. 2009 target LTIP opportunity for the president of WRECO was set at $372,000 based on a grant of 300 units. During the performance cycle ending in 2009, WRECO suffered significant losses and the LTIP did not fund.

Other Benefits

All U.S. and Canadian salaried employees, including executive officers, are eligible for: a defined benefit retirement or pension plan, a defined contribution retirement plan, health and dental coverage, Company-paid term life insurance, disability insurance, paid time off and paid holidays. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan, and to receive other benefits described below.

Supplemental Retirement Plan

Executives and other highly-paid officers in the U.S. are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). The

Supplemental Plan is provided because it is a competitive practice within the basic materials industry. Supplemental Plan benefits are paid outside the Weyerhaeuser Company Retirement Plan for Salaried Employees (the “Salaried Retirement Plan”) from the general funds of the Company. Consistent with general market practices, these benefits are determined based on compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s annual incentive compensation plans, limited to one times base pay. This amount is multiplied by the formula for determining Salaried Retirement Plan benefits. The Compensation Committee believes that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan funding mechanism. Details of the plan benefits and the amounts accrued to each named executive officer are found in the Pension Benefits Table.

Deferred Compensation

Selected high-level employees, including executive officers, also are eligible to participate in a deferral plan. The deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with a tax-efficient alternative for receiving earnings at a nominal cost to the Company. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus 3%. Although the 2009 rate of 4.404% is considered to be a preferential return when compared to the applicable long-term federal rate, the interest rate formula has historically generated an interest rate at or below the applicable long-term federal rate.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonus into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. 2009 contributions and year-end account balances can be found in the Non Qualified Deferred Compensation table.

Additional Benefits

Other benefits available to certain Company officers, including executive officers, are additional company-paid life insurance, payments of taxes incurred as a result of the payment of personal travel benefits, temporary living and relocation benefits. In addition, the Company has corporate memberships in two clubs that are made available to various officers, including executive officers, for business entertaining only. The Company does not provide vehicles for personal use, or personal travel for executives on Company aircraft.

SUPPLEMENTARY COMPENSATION POLICIES

Weyerhaeuser uses additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market, including stock ownership requirements.

Stock Ownership Requirements

Stock ownership requirements for executive officers have been in place since 1996. Each executive officer is required to acquire, over a five-year period after becoming an executive officer, a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade, and range from one to three times base salary. The CEO is required to hold stock valued at three times his base salary. The named executive officers are required to hold stock valued at two times each of their base salaries. The ownership requirement may be satisfied by direct ownership of common shares, the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above) and shares of Company stock held in the Company’s 401(k) plan. As a result of the decline in the value of the company’s stock price during the year, as of the end of 2009, none of the CEO or the named executive officers was in compliance with the ownership requirements.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In establishing total compensation for the CEO and the named executive officers, the Compensation Committee considered the effect of Section 162(m) of the Internal Revenue Code. The annual incentive awards and equity programs described above are designed to meet the deductibility requirements. Specifically, the shareholders have approved the material terms of performance goals for awards to these executive officers. These approved material terms limit the amount paid to these executives under grants of three-year awards of performance share units or restricted stock units to a maximum of 200,000 shares of common stock. Similarly, the material terms limit the number of shares that can be made subject to stock options or stock appreciation rights awarded to an employee in a calendar year to 500,000 shares. Actual levels for each of these types of awards have been significantly less, based on the factors and judgments described above.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including salaries and annual incentive plan bonuses may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. Weyerhaeuser has a salary and deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

For individual tax purposes, the Company typically withholds shares to cover taxes resulting from vesting of performance share awards and restricted stock awards.

Change in Control Agreements

The Company has entered into change in control agreements with each of its executive officers. The Compensation Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation, and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements generally expires after three years. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements effective during 2009 provide for specified payments and other benefits if the officer’s employment is terminated by the Company or its successor during the period beginning six months prior to the effective date of a change in control of the Company and ending 24 months after a change in control. Effective as of January 2010, change in control payments are made only if the officer is terminated during the period beginning the date of the change in control and ending 24 months after the change in control. Change in control payments are not made if the termination is for cause, retirement, disability or death. Change in control payments also may be required if the officer quits because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to give the executive officers reasonable assurance of a long-term employment opportunity, enable them to have a balanced perspective in making overall business decisions, and be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event of a change in control of the Company all outstanding options held by the officer become exercisable, restricted stock units are vested and released for sale and performance share units are paid at target. Effective as of January 1, 2010, vesting of options and restricted stock occurs only if the officer is terminated during the period beginning the effective date of a change in control and ending 24 months after a change in control. The accelerated vesting and payout of equity grants in the event of a change in control is intended to allow the executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or the executive quits or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Compensation Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements expires after a limited term. The Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice, and are reasonable.

Pre-Set Diversification Plans

Weyerhaeuser and the Compensation Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities in the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not been publicly released. Whenever Company executive officers establish such plans they are publicly disclosed in a current report to the SEC. As of January 2, 2010, none of the Company’s executive officers had such a plan.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is comprised entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee is responsible for reviewing and approving:

•	the strategy and design of the Company’s compensation, equity-based and benefits programs for Company employees, including its executive officers;
•	corporate performance goals for company-wide incentive programs;
•	overall funding for the Company’s annual and long-term incentive programs based on performance against those goals;
•

performance goals and objectives for the chief executive officer, and the evaluation of the chief executive officer’s compensation in light of his performance against those goals and objectives, and the recommendation to the Board for the approval of the chief executive officer’s compensation based on this evaluation; and

•	base salary increases and annual and long-term incentive payments for executive officers and for certain other business and function leaders of the Company.

The Compensation Committee’s compensation decisions are based on these factors:

•	corporate performance,
•	individual performance of the executive compared to agreed-upon performance goals,
•	position of the executive’s salary in the assigned pay range and relative to market pay levels,
•	experience and
•	the salary budget for the Company.

In addition, the Compensation Committee reviews and recommends to the Board compensation for serving as a Director.

The Compensation Committee currently retains Mercer to advise the Committee on compensation strategy, plan design and executive compensation levels. Mercer also advises the Committee on compensation practices for Directors. Weyerhaeuser’s human resources organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

The Compensation Committee formulates an annual agenda for its activity and reviews it periodically. The agenda is designed to cover necessary regular approvals as well as special topics. As part of its agenda, the Committee regularly reviews market trends, changes in competitive practices, and alignment of the Company’s compensation programs with the strategy and needs of the business.

The Compensation Committee Charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Committee, and can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. Paper copies may be obtained by written request to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

RELATIONSHIPS WITH COMPENSATION COMMITTEE CONSULTANT

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation and oversight of the Company’s outside compensation consultant. The Committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its consultant to assist the Committee with its responsibilities related to the Company’s executive and board of director compensation programs. Mercer’s fees for executive compensation consulting to the Committee in fiscal year 2009 were $277,782. The executive compensation services provided include assisting in defining the Company’s executive compensation strategy, providing market benchmark information, supporting the design of incentive compensation plans, advising on the competitiveness of board of director compensation, and providing regulatory and governance guidance.

During the fiscal year, Mercer and its MMC affiliates were retained by Company management to provide services unrelated to executive compensation, including insurance brokerage and actuarial services for the Company’s pension plans. The aggregate fees paid for those other services in fiscal 2009 were $2,257,840. The Committee did not review or approve the other services provided by Mercer and its affiliates to the Company, as those services were approved by management in the normal course of business. Based on policies and procedures implemented by the Committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the Committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” above.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for the named executive officers in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and

Analysis be included in the proxy statement for the Company’s 2010 annual meeting of shareholders.

•Wayne W. Murdy, Chairman	•Kim Williams
•Arnold Langbo	•Charles R. Williamson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messers. Langbo, Murdy and Williamson and Ms. Williams served as members of the Compensation Committee during 2009. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2009 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter. The current charter for the Committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is the Company’s independent registered public accounting firm and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the reviews and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements and assessment of internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2010.

•	D. Michael Steuert Chairman

•	Mark A. Emmert
•	John I. Kieckhefer

•	Wayne W. Murdy

•	Kim Williams

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The Board of Directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources, or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the Board has delegated to the Audit Committee the responsibility to review related party transactions. The Committee has the authority to approve a related party transaction if the Committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The Board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a material interest. A related person is anyone who is:

•	a director or executive officer of the Company,
•	a shareholder who beneficially owns more then 5% of the Company’s stock,
•	an immediate family member of any of the Company’s directors or executive officers or
•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

The director or executive who is a related person or has a family member who is a related person must tell the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and decides the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review. The Committee reviews all the facts and circumstances, including the potential effect on a director’s independence if the Company enters into the transaction. The Committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders. The Chair of the

Audit Committee has the authority to approve transactions on behalf of the Committee in between Committee meetings if it is not practical to wait until the next Committee meeting for a review.

Whenever a member of the Committee is a related person, the transaction is reviewed only by the disinterested members of the Committee. If multiple members of the Committee, including the chair of the Committee, are related persons, the disinterested members of the Board of Directors review the transaction rather than the Committee. Any related party transaction approved by the Chair of the Committee between meetings must be reported to the Committee. Material related party transactions that are approved by the Committee must be reported to the Board.

The Committee also reviews any related party transactions of which the Company becomes aware that were not approved by the Committee in advance. The Committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The Committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction. At its first meeting each year, the Committee reviews any ongoing related party transaction in which the amount of the transaction is still greater than $120,000. The Committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. The Code of Ethics currently is in its seventh edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063- 9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Comp (4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)($)	All Other Comp (6)($)	Total ($)
D.S. Fulton President and Chief Executive Officer	2009 2008 2007	830,769 792,427 614,942	952,875 1,144,710 138,431	1,642,500 2,775,745 490,388	0 0 0	1,426,256 234,186 685,658	18,166 34,456 17,039	4,870,566 4,981,524 1,946,458

P.M. Bedient Executive Vice President and Chief Financial Officer	2009 2008 2007	577,385 545,615 468,694	181,427 486,502 45,668	471,954 354,147 485,555	0 0 0	202,981 65,026 76,015	11,174 17,422 45,319	1,444,921 1,468,712 1,121,251

J.M. Branson Senior Vice President, Timberlands	2009	480,574	118,157	307,365	0	471,346	39,111	1,416,553

L.B. Burrows President, Weyerhaeuser Real Estate Company	2009	519,231	0	232,200	199,750	417,799	21,641	1,390,621

T. F. Gideon Executive Vice President, Forest Products	2009 2008 2007	602,308 533,129 466,038	251,559 354,860 91,337	654,390 327,760 323,542	0 0 0	868,703 106,012 439,143	9,369 17,422 27,507	2,386,329 1,339,183 1,347,567

(1)	The amount reported in this column for each executive officer reflects the dollar amount paid in cash of base salary in fiscal year 2009. Even though there was no increase in the base salary rate in 2009, the salary paid in 2009 is slightly greater than the annual base salary rate and the base salary paid in 2008 due to the fact that there were 27 pay periods during fiscal year 2009.

(2)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company’s Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. 2009 and 2008 awards are restricted stock units. 2007 grants are performance share units. The grant date fair value of restricted stock units included in the table above is based on a 20 percent probability of meeting the performance conditions (assessed as of the grant date) is $138,431 for Mr. Fulton, $45,668 for Ms. Bedient and $91,337 for Mr. Gideon. The value of the restricted stock units on the grant date assuming that all performance conditions will be achieved was $692,157 for Mr. Fulton, $228,342 for Ms. Bedient and $456,684 for Mr. Gideon. (See Note 18 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K.) Details regarding 2009 stock awards can be found in the table “Grants of Plan-Based Awards.” Details regarding the 2009, 2008 and 2007 stock awards that are still outstanding may be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(3)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of awards granted under the Company's Long-Term Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. (See Note 18 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K.) Details regarding 2009 stock option awards can be found in the table “Grants of Plan-Based Awards.” Details regarding 2009, 2008 and 2007 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)	For Fulton, Bedient, Branson and Gideon, amounts represent the value of the incentive awards earned in fiscal year 2009, 2008 and 2007, based on the Company’s performance against minimum (threshold), target and maximum RONA performance levels set by the Compensation Committee of the Board. RONA is defined in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. The value for Mr. Burrows represents the value of incentive award earned in fiscal year 2009 and paid in the first quarter of 2010 based on the performance of Weyerhaeuser Real Estate Company against performance levels set by the Compensation Committee of the Board and described in “Compensation Discussion and Analysis—Compensation Components-WRECO Short-Term Incentive Compensation Plan” above. He earned no cash payment from the WRECO Long-Term Incentive Compensation Plan for the plan period 2007-2009.

(5)

Amounts include annual changes in the actuarial present value of accumulated pension benefits plus the above market earnings on nonqualified deferred compensation. The above market earnings is interest on deferred compensation that exceeds 120% of the applicable federal long-term rate, with compounding at the rate that corresponds most closely to the rate under the Company’s plan at the time the interest rate or formula is set. Details on the above market earnings for deferred compensation is defined in “Compensation Discussion and Analysis-Compensation Components-Deferred Compensation” above.

The amounts reported for the Change in Pension Value and above market interest earned in the Nonqualified Deferred Compensation Earnings in 2009 are described in the following table:

Name	Change in Pension Value ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
D. S. Fulton	1,426,256	0	1,426,256
P. M. Bedient	202,731	250	202,981
J. M. Branson	469,780	1,566	471,346
L.B. Burrows	414,520	3,279	417,799
T. F. Gideon	868,680	23	868,703

(6)	Amounts reported for 2009, 2008 and 2007 that represent All Other Compensation for each of the named executive officers are described in the following table:

Name	Year	Company Contribution to Defined Contribution Plan ($)	Executive Term Life Insurance Premium ($)	Financial Counseling ($)	Relocation and Temporary Living ($)	Misc Other Compensation (2) ($)	Premium Amount Credited to Deferred Compensation Account ($)	Total ($)
D. S. Fulton	2009 2008 2007	12,005 11,270 11,025	1,057 1,057 1,044	5,104 22,129 4,750		220		18,166 34,456 17,039
P. M. Bedient	2009 2008 2007	8,832 11,270 11,025	1,057 1,057 1,044	1,285 5,095 4,750			28,500	11,174 17,422 45,319
J. M. Branson	2009	5,102	1,057	0	32,952			39,111
L.B. Burrows	2009	4,846	1,057	1,285	14,453			21,641
T. F. Gideon	2009 2008 2007	7,027 11,270 11,025	1,057 1,057 1,044	1,285 5,095 4,750			10,688	9,369 17,422 27,507

(1)	In 2009 Mr. Branson received temporary lodging benefit of $21,600 plus tax gross-up payment related to the temporary lodging benefit of $11,352; Mr Burrows received reportable home sale costs for a second deed recording of $9,185 plus tax gross-up related to this benefit of $5,268 in 2009.

(2)	Mr. Fulton received payments for fitness club dues in the amount of $220 in 2007.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

Name	Grant Date(1)	Estimated Future Payout under Non- Equity Long-Term Incentive Plan Awards ($) (2)	Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
D. S. Fulton	2/18/2009 2/18/2009(4 2/18/2009)		37,500	125,000 125,000	25.29 25.29	25.27 25.27	6.45 6.69 25.41
P. M. Bedient	2/18/2009 2/18/2009(4 2/18/2009)		7,140	23,800 47,600	25.29 25.29	25.27 25.27	6.45 6.69 25.41
J. M. Branson	2/18/2009 2/18/2009(4 2/18/2009)		4,650	15,500 31,000	25.29 25.29	25.27 25.27	6.45 6.69 25.41
L. B. Burrows	2/18/2009 2/18/2009	372,000		36,000	25.29	25.27	6.45
T. F. Gideon	2/18/2009 2/18/2009(4 2/18/2009)		9,900	33,000 66,000	25.29 25.29	25.27 25.27	6.45 6.69 25.41

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants to executive officers at regular meetings of the Compensation Committee of the Board of Directors. The Compensation Committee meeting date is the effective grant date for equity grants to named executive officers other than the CEO. Compensation for the CEO is approved by the Board of Directors based on recommendation by the Compensation Committee. The date of approval by the Board of Directors is the effective grant date for grant to the CEO.

(2)	Value listed is the target award for Mr. Burrows under the Weyerhaeuser Real Estate Company Long-Term Incentive Plan. The award value would be zero if no three-year cumulative pre-tax economic profit is achieved. The award opportunity in the plan is uncapped.

(3)	Stock options are granted under the Company’s Long-Term Incentive Plan, which provides that the exercise price for stock options is the average of the high and low stock price on the date of grant.

(4)	Retention Stock Option Grants which become 100% exercisable only at the end of four years from the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

NON-EQUITY INCENTIVE PLAN COMPENSATION

These amounts are annual cash incentives under the Company’s Annual Incentive Plan (“AIP”), except for Mr. Burrows, whose values represent his earnings under the Weyerhaeuser Real Estate Company (“WRECO”) Short-Term Incentive Plan (“STIP”) or Long-Term Incentive Plan (“LTIP”). The AIP is funded based on the Company’s Return on Net Asset (“RONA”) performance, which is defined in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. For each year a threshold, target and maximum goal is established by the Compensation Committee that represents 40%, 100% and 300% target funding levels. For 2009, the target performance objective and funding was 10% RONA for the AIP in general and 11% for the CEO, which approximates the Company’s cost of capital. The threshold for funding is achieved at 5.5% RONA, with 40% of target payout funded at this level. The maximum funding possible under the AIP is at 17% RONA, which funds at 300% of target. At the end of 2009, the Committee did not approve funding for the incentive pool based on the Company’s performance against the pre-determined RONA targets.

Funding for the WRECO STIP is based in part on WRECO’s absolute return on investment (“ROI”), which is defined in “Compensation Discussion and Analysis—Compensation Components—WRECO Short-Term Incentive Plan” above, in part on the competitive ROI ranking and in part based on performance against a set of business metrics. The ROI targets are approved for each plan year by the Company’s CEO and the Compensation Committee. The minimum ROI threshold to fund the absolute and relative competitive ranking components of the

STIP in 2009 was 5.5%. Target funding was set at 14% and maximum funding of five times target would be achieved for an ROI of 40% or more. The threshold competitive ROI ranking required to fund that component of the STIP in 2009 was a median competitive ranking, with a maximum possible funding of level of 500% of target for a competitive position of first place. The business metrics used for 2009 funding focused on cash generation. For 2009, the threshold level of absolute ROI was not achieved, and the relative ROI portion of the award did not fund. Cash flow generation performance exceeded target expectations and funded an award for the WRECO President as described above.

Funding for the WRECO LTIP is based on WRECO performance over a three-year period. Performance is measured primarily by the absolute pre-tax economic profit of WRECO, and in part by WRECO’s three-year competitive ROI ranking versus public home builders. Pre-tax economic profit (“PTEP”) is defined as earnings before interest and taxes, minus overhead costs charged by the Company, minus a cost of capital charge. The return on investment targets are approved for each plan year by the Company’s CEO and the Compensation Committee. For the 2007 to 2009 performance cycle, the threshold for funding was 5.5%, target funding was set at 20% and there was no maximum funding level. During the performance cycle ending in 2009, the division suffered significant losses and the LTIP did not fund.

EQUITY AWARDS

Values for stock grants and options grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to options, stock appreciation rights, performance share units or restricted stock units granted to the named executive officers under the Company’s 2004 Long-Term Incentive Plan. This plan, which was approved by Company shareholders, authorizes the issuance of 17,000,000 shares of Weyerhaeuser stock. The plan provides for the award of stock options, stock appreciation rights, restricted stock and restricted stock units, and performance shares and performance share units. The plan provides that options must be granted at fair market value and it prohibits the repricing of outstanding options. The Long-Term Incentive Plan has been filed with Securities and Exchange Commission and is available at www.sec.gov. The plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the plan. The Committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the Board. The Committee also approves the overall grant pool for all other participants. The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of shareholders.

February 18, 2009 Option Grant

Options granted to each of the named executive officers on February 18, 2009 are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

February 18, 2009 Retention Stock Option Grant

Options granted to Mr. Fulton, Ms. Bedient, Mr. Branson and Mr. Gideon on February 18, 2009 as retention grants are exercisable only at the end of four years from the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

February 18, 2009 Restricted Stock Unit Award

Restricted stock units granted to Mr. Fulton, Ms. Bedient, Mr. Branson and Mr. Gideon on February 18, 2009 vest over four years beginning 12 months following the grant date, with 25% of the shares becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. Awards not yet released are forfeit upon termination.

COMPENSATION COMPONENTS IN PROPORTION TO TOTAL COMPENSATION

The combination of the compensation components granted to an executive officer and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with executive officers. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so total compensation for the CEO and the named executive officers is comparable to the Company’s peers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (5) ($)
D. S. Fulton	02/11/2004 02/16/2005 02/15/2006 04/19/2006 02/14/2007 02/20/2008 06/19/2008 02/18/2009 02/18/2009(3)	45,000 45,000 21,375 9,500 14,399 22,500 32,500 0 0	0 0 7,125 0 14,399 67,500 97,500 125,000 125,000	62.815 63.495 69.725 74.03 80.66 62.525 55.40 25.29 25.29	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 02/20/2018 06/19/2018 02/18/2019 02/18/2019	1,728 13,500 37,500	74,537 582,390 1,617,750
P. M. Bedient	02/11/2004 02/16/2005 02/15/2006 04/19/2006 02/14/2007 04/19/2007 02/20/2008 02/18/2009 02/18/2009(3)	10,000 11,000 5,250 2,275 4,750 10,000 6,375 0 0	0 0 1,750 0 4,750 10,000 19,125 23,800 47,600	62.815 63.495 69.725 74.03 80.66 76.79 62.525 25.29 25.29	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 04/19/2017 02/20/2018 02/18/2019 02/18/2019	570 5,738 7,140	24,590 247,537 308,020
J. M. Branson	02/13/2003 02/11/2004 02/16/2005 02/15/2006 04/19/2006 02/14/2007 02/20/2008 04/16/2008 02/18/2009 02/18/2009(3)	2,900 11,600 14,350 4,350 2,900 3,490 2,500 750 0 0	0 0 0 1,450 0 3,490 7,500 2,250 15,500 31,000	49.605 62.815 63.495 69.725 74.03 80.66 62.525 62.495 25.29 25.29	02/13/2013 02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 02/20/2018 04/16/2018 02/18/2019 02/18/2019	419 2,250 675 4,650	18,067 97,065 29,120 200,601
L.B. Burrows	02/12/2002 02/13/2003 02/11/2004 02/16/2005 02/15/2006 02/14/2007 02/20/2008 03/31/2008 02/18/2009	4,000 4,200 10,000 8,700 6,900 4,300 2,500 2,500 0	0 0 0 0 2,300 4,300 7,500 7,500 36,000	61.25 49.605 62.815 63.495 69.725 80.66 62.525 64.245 25.29	02/12/2012 02/13/2013 02/11/2014 02/16/2015 02/15/2016 02/14/2017 02/20/2018 03/31/2018 02/18/2019
T. F. Gideon	02/11/2004 02/16/2005 02/15/2006 04/19/2006 02/14/2007 02/20/2008 02/18/2009 02/18/2009(3)	2,900 14,350 11,700 6,500 9,500 5,900 0 0	0 0 3,900 0 9,500 17,700 33,000 66,000	62.815 63.495 69.725 74.03 80.66 62.525 25.29 25.29	02/11/2014 02/16/2015 02/15/2016 04/19/2011 02/14/2017 02/20/2018 02/18/2019 02/18/2019	1,140 4,185 9,900	49,180 180,541 427,086

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	Options granted on February 18, 2009 are exercisable starting 12 months after the grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. Upon normal retirement, all unexercised options become exercisable.

(3)	Retention options granted on February 18, 2009 to Mr. Fulton, Ms. Bedient, Mr. Branson and Mr. Gideon are 100% exercisable four years after the grant date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement. Upon normal retirement, all unexercised options become exercisable. (indicated with *)

(4)

Stock awards granted on February 18, 2009 are in the form of restricted stock units that vest over four years beginning 12 months following the grant date, with 25% of the units becoming vested and available for release at that time, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. During the vesting period, nonvested awards earn the equivalent of dividends, which are credited as additional restricted stock units, subject to the same vesting and release schedule as the original awards. Awards not yet released are forfeited upon termination for any reason.

(5)	Stock awards granted on February 14, 2007 were granted as performance share units. Stock awards granted as Weyerhaeuser performance share units under the Long-Term Incentive Plan are earned over a three-year performance period. The value of the performance share units increases or decreases directly in proportion to the Company’s performance compared to a specific peer group during the performance period. The number listed for the 2007 performance share units represent a threshold payout, based on performance through December 31, 2009. Threshold performance equates to a payout of 0.20 times the target number of shares. The final determination of performance share units granted in 2007 that will vest will be based on performance relative to peers, which will not be available until second quarter 2010.

Values for restricted stock unit awards granted on February 20, 2008 and February 18, 2009 were computed by multiplying the market price of $43.14 for the Company’s common stock at end of fiscal year 2009 by the number of units. The value of stock awards granted as Weyerhaeuser performance share units on February 14, 2007 was computed by multiplying the market price of $43.14 for the Company’s common stock at the end of fiscal year 2009 by threshold units described in this table.

OPTION EXERCISES IN FISCAL 2009

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
D. S. Fulton	0	0
P. M. Bedient	0	0
J. M. Branson	0	0
L.B. Burrows	0	0
T. F. Gideon	0	0

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
D. S. Fulton	Salaried Retirement Plan Supplemental Retirement Plan	34 34	1,330,262 5,683,922	0 0
P. M. Bedient	Salaried Retirement Plan Supplemental Retirement Plan	7 7	202,558 303,959	0 0
J. M. Branson	Salaried Retirement Plan Supplemental Retirement Plan	31 31	776,012 822,569	0 0
L.B. Burrows	Salaried Retirement Plan Supplemental Retirement Plan	21 21	632,594 496,192	0 0
T. F. Gideon	Salaried Retirement Plan Supplemental Retirement Plan	32 32	992,636 1,765,129	0 0

(1)	Number of years of credited service computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2009 and rounded to nearest whole years of credited service.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2009, using age 62, which is the earliest retirement age at which the executive could retire under the plan without benefits being reduced, or the executive’s current age if greater. Estimates are based on current compensation and years of service.

The Company’s Retirement Plan for Salaried Employees is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement may be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Each of the named executive officers is eligible for early retirement, with the exception of Ms. Bedient, who joined the Company in 2003 and has fewer than 10 years of vesting service and Mr. Branson, who is not yet age 55. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average salary for the highest five consecutive years during the 10 calendar years before retirement multiplied by the years of credited service, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Salaried Retirement Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. A participant in a defined benefit pension plan generally is limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $195,000 (in 2009 but subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. The compensation used in determining benefits under this Plan is limited by Internal Revenue Code

Section 401(a)(17) ($245,000 in 2009, but subject to adjustment). The Company made changes to this Plan effective January 1, 2010 that affect the benefit for years of service on and after January 1, 2010. The Company also implemented a Retiree Medical Enhancement effective January 1, 2010. The Retiree Medical Enhancement provides a monthly payment of $30 per year of vesting service (maximum of 35 years) payable until age 65 for those employees who were hired prior to January 1, 2010, were not eligible to retire at December 31, 2009 and elect to have their pension benefit paid as an annuity. Provided Ms. Bedient and Mr. Branson elect to have their pension benefit paid as an annuity and because they are not eligible for retirement on December 31, 2009, they will become eligible at retirement for this new Plan feature, the Retiree Medical Enhancement. Mr. Fulton, Mr. Gideon and Mr. Burrows are eligible for early retirement as of December 31, 2009 and are therefore not eligible for the Retiree Medical Enhancement. They are eligible for a portion of their retiree medical premium to be paid by the Company in its Postretirement Medical Plan for Salaried Employees.

Supplemental Retirement Plan benefits are paid outside the Salaried Retirement Plan from the general funds of the Company and are determined by applying the formula for Salaried Retirement Plan benefits but including benefits that exceed the Internal Revenue Code limitations described above. The same changes made to the pension plan which affect the benefit for years of service on and after January 1, 2010 were also made to the Supplemental Retirement Plan. This does not include the Retiree Medical Enhancement.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
D. S. Fulton	0	0	351,665	0	1,152,241
P. M. Bedient	0	0	147,869	0	700,495
J. M. Branson	168,201	0	93,454	0	1,747,469
L.B. Burrows	0	0	138,848	0	3,291,824
T. F. Gideon	0	0	73,883	0	262,400

(1)	Amounts deferred and reported in this column include any non-equity incentive compensation earned in 2008 and paid in 2009, which are included in the Summary Compensation Table or salary earned and paid in 2009. None of the named executive officers received any non-equity incentive compensation in 2009.

(2)	Employer paid premium on the amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are included in “All Other Compensation” in the Summary Compensation Table.

(3)	Fiscal 2009 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents, for amounts deferred in the common stock equivalents account in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

Executive officers are eligible for a deferral program. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash incentives. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus 3%.

Under the deferral plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service, up to five years following his or her separation from service, or in a specified year. Payments may be made in a lump sum or up to 20 equal annual payments, which must end the year of the executive’s 80th birthday or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. Payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Change in Control

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period from the effective date of the change in control and 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s:

•

willful and continued failure to perform substantially the duties with the Company after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the participant has not substantially performed his or her duties;

•	conviction of a felony; or
•	willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Mandatory retirement is defined as age 65. Disability is defined by the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan.

These payments and benefits also would be paid if the officer terminates his or her employment for “Good Reason.” The officer would be considered to have left for Good Reason if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;
•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than the officer’s primary residence was located immediately prior to the change in control;

•	a reduction by the company in the officer’s base salary as of the effective date;
•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an officer is terminated without cause or leaves for Good Reason during the period described above when there is a change in control, the officer will receive:

•	an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control;
•	three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs;
•	an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination;
•	the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
•

continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years (net of required payroll and income tax withholding);

•

full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; and

•	an amount equal to the value of any premiums on share equivalents forfeited in connection with the officer’s termination.

In addition, in accordance with the terms of the Company’s long-term incentive plans effective during 2009, in the event of a change in control of the Company, all outstanding stock options held by the officer become exercisable, performance share units are paid at target and restricted stock units become fully vested. As of January 1, 1010 outstanding stock options and restricted stock held by executive officers would vest and become exercisable following a change in control only if the officer were terminated within the period beginning as of the change in control and ending 24 months after the change in control.

SEVERANCE

Agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;
•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
•	the officer’s unpaid target annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and
•	a payment of $10,000 for health care insurance, net of required payroll and income tax withholding.

Effective as of January 2010, the amount of annual bonus paid under the severance plan will be the actual bonus earned, prorated for the number of days in the fiscal year through the date of the officer’s termination.

The severance benefit payable to Mr. Fulton when there is no change in control is the same as described above except that the amount paid for base salary is two times the highest base salary rate and the amount for target bonus is two times the target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe potential payments to the named executive officers that could be made upon termination or a change in control. All amounts assume the named executive officer terminated employment as of December 31, 2009.

Executive Benefits and Payments Upon Termination of D. S. Fulton	Early Retirement including Retirement due to Disability	Normal Retirement	Termination due to Job Elimination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$184,615	N/A	$1,784,615	$184,615	$2,584,615	$184,615
Annual Incentive Plan (AIP)	$0(A)	N/A	$3,000,000	$0	$4,000,000	$0(A)
Performance Share Units	$0(B)	N/A	$0(C)	$0(D)	$378,907	$0(B)
Restricted Stock	$582,390(I)	N/A	$582,390(I)	$0	$1,832,252	$582,390(I)
Stock Options	$0(E)	N/A	$0(E)	$0(G)	$4.642,500	$4,642,500(H)
Gross Up Payment (1)	$0	N/A	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (2)	$0	N/A	$0	$0	$832,937	$0
Life and Health Care Insurance	$0	N/A	$13,596	$0	$101,971	$0
Life Insurance Proceeds (3)	$0	N/A	$0	$0	$0	$300,000
Outplacement Services (4)	$0	N/A	$20,000	$0	$20,000	$0

*	Mr. Fulton is eligible for early retirement, but is not eligible for normal retirement based on his age. If terminated due to disability, he would qualify for the same provisions as apply to early retirement.

Executive Benefits and Payments Upon Termination of P. M. Bedient	Early Retirement	Normal Retirement	Disability	Termination due to Job Elimination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	N/A	N/A	$834,000	$834,000	$0	$1,668,000	$0
Annual Incentive Plan (AIP)	N/A	N/A	$1,181,500	$1,181,500	$0	$1,890,400	$0(A)
Performance Share Units	N/A	N/A	$0(C)	$0(C)	$0(D)	$125,001	$0(B)
Restricted Stock	N/A	N/A	$247,537(I)	$247,537(I)	$0	$564,807	$247,536(I)
Stock Options	N/A	N/A	$0(F)	$0(F)	$0(G)	$1,325,898	$1,325,898(H)
Gross Up Payment (1)	N/A	N/A	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (2)	N/A	N/A	N/A	$0	$0	$171,089	$0
Life and Health Care Insurance	N/A	N/A	N/A	$13,596	$0	$101,971	$0
Life Insurance Proceeds (3)	N/A	N/A	N/A	$0	$0	$0	$300,000
Outplacement Services (4)	N/A	N/A	N/A	$20,000	$0	$20,000	$0

*	Ms. Bedient is not eligible for early retirement or for retirement due to disability based on service criteria, or for normal retirement based on her age.

Executive Benefits and Payments Upon Termination of J. M. Branson	Early Retirement	Normal Retirement	Retirement due to Disability	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	N/A	N/A	$26,699	$720,862	$26,699	$1,415,024	$26,699
Annual Incentive Plan (AIP)	N/A	N/A	$0(A)	$867,703	$0	$1,388,325	$0(A)
Performance Share Units	N/A	N/A	$0(B)	$0(C)	$0(D)	$91,843	$0(B)
Restricted Stock	N/A	N/A	$97,065(I)	(I)	$0	$332,240	$97,065(I)
Stock Options	N/A	N/A	$0(F)	$0(F)	$0(G)	$863,505	$863,505(H)
Gross Up Payment (1)	N/A	N/A	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (2)	N/A	N/A	$0	$0	$0	$1,038,170	$0
Life and Health Care Insurance	N/A	N/A	$0	$13,596	$0	$101,971	$0
Life Insurance Proceeds (3)	N/A	N/A	$0	$0	$0	$0	$300,000
Outplacement Services (4)	N/A	N/A	$0	$20,000	$0	$20,000	$0

*	Mr. Branson is not eligible for early retirement or for normal retirement based on his age. If terminated due to disability, he would qualify for retirement due to disability, based on his years of service.

Executive Benefits and Payments Upon Termination of L.B. Burrows	Early Retirement including Retirement due to Disability	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$9,615	N/A	$759,615	$9,615	$1,509,615	$9,615
WRECO Short Term Incentive Plan	$199,750 (J)	N/A	$1,062,500	$0	$1,700,000	$TBD (J)
WRECO Long Term Incentive Plan	$372,000(K)	N/A	$372,000(K)	$0	$372,000(K)	$372,000(K)
Stock Options	$0(E)	N/A	$0(E)	$0(G)	$668,520	$558,520(H)
Gross Up Payment (1)	$0	N/A	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (2)	$0	N/A	$0	$0	$405,502	$0
Life and Health Care Insurance	$0	N/A	$13,596	$0	$101,971	$0
Life Insurance Proceeds (3)	$0	N/A	$0	$0	$0	$300,000
Outplacement Services (4)	$0	N/A	$20,000	$0	$20,000	$0

*	Mr. Burrows is eligible for early retirement, but is not eligible for normal retirement based on his age. If terminated due to disability, he would qualify for the same provisions as apply to early retirement.

Executive Benefits and Payments Upon Termination of T. F. Gideon	Early Retirement including Retirement due to Disability	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$78,077	N/A	$948,077	$78,077	$1,818,077	$78,077
Annual Incentive Plan (AIP)	$0(A)	N/A	$1,232,500	$0	$1,972,000	$0(A)
Performance Share Units	$0(B)	N/A	$0(C)	$0(D)	$250,002	$0(B)
Restricted Stock	$180,541(I)	N/A	$180,541(I)	$0	$617,768	$180,541(I)
Stock Options	$0(E)	N/A	$0(E)	$0(G)	$1,838,430	$1,838,430(H)
Gross Up Payment (1)	$0	N/A	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (2)	$0	N/A	$0	$0	$780,252	$0
Life and Health Care Insurance	$0	N/A	$13,596	$0	$101,971	$0
Life Insurance Proceeds (3)	$0	N/A	$0	$0	$0	$300,000
Outplacement Services (4)	$0	N/A	$20,000	$0	$20,000	$0

*	Mr. Gideon is eligible for early retirement, but is not eligible for normal retirement based on his age. If terminated due to disability, he would qualify for the same provisions as apply to early retirement.

(1)	The Company has eliminated tax gross up payments for change in control severance benefits.

(2)	This is an estimated present value of annual increase in pension payments required pursuant to the executive officer's Change in Control Agreement with the Company. The annual incremental increase assumes credit for three additional years of service and age following termination of employment.

(3)	Group supplemental executive term life insurance in the amount of 2-1/2 times base salary with a maximum coverage of $700,000 when combined with Company base life amount; base life for all salaried employees is 2 times base salary.

(4)	Outplacement services with a value of up to $20,000 are available following termination. If the services are used by the executive officer, the fees are paid directly to the outplacement service provider.

(A)	Payment of AIP for terminations due to early retirement, normal retirement or death is based on performance and prorated for days of employment during the performance period.

(B)	For terminations due to early retirement, normal retirement, retirement due to disability or death, vesting of awards is based on performance as determined at the end of the performance period and prorated based on completed months of employment during the performance period.

(C)	All nonvested performance share units are cancelled upon termination unless the executive is eligible for early retirement, normal retirement, death or retirement due to disability with at least 10 years of service.

(D)	2007 awards are forfeited upon termination for cause regardless of eligibility for early or normal retirement. 2006 awards are forfeited upon termination for cause unless the officer is eligible for early or normal retirement.

(E)	For grants awarded from 2001 through 2005, options continue to vest for five years and may be exercised for up to the earlier of five years after termination or the remaining term of grant if termination occurs at ages 55 through 64 with at least 10 years of service. For grants awarded in 2006, 2007, 2008 and 2009, if termination occurs at ages 62 through 64, options are immediately vested and exercisable throughout the entire term.

(F)	Vesting continues for three years after termination. Vested options are exercisable for three years following termination.

(G)	For grants awarded beginning in 2005, all outstanding options are cancelled upon termination for cause. For grants awarded prior to 2005, vesting stops upon termination and vested options are exercisable for three months from termination (unless the officer is eligible for early or normal retirement).

(H)	Fully vested and may be exercised until the earlier of two years after the officer's death or remaining term of grant.

(I)	For restricted stock units awarded in 2007 and 2009, nonvested restricted stock units are forfeited upon termination for any reason. For restricted stock units awarded in 2008, upon termination for death, retirement, early retirement, or retirement due to disability, nonvested restricted stock units continue to vest and be released according to the original vesting and release schedule; upon termination for disability or job elimination, nonvested restricted stock units continue to vest and be released for three years after termination.

(J)	Payment of awards for participants of the Weyerhaeuser Real Estate Company Management Short-Term Incentive Plan who terminate employment due to early retirement, normal retirement, or death is based on performance and prorated for days of employment during the performance period.

(K)	Participants in the Weyerhaeuser Real Estate Company Management Long-Term Incentive Plan who terminate employment due to early retirement, normal retirement, job elimination or death retain existing shares previously granted and are eligible for payment at the end of the plan period. The plan period of 2007 through 2009 did not fund. The plan period of 2008 through 2010 is not expected to fund. The plan period of 2009 through 2011 is reported at target funding.

ITEM 2—BOARD PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND REMOVE SUPERMAJORITY VOTING PROVISIONS

The Board is proposing to amend the Company’s Articles of Incorporation to declassify the terms of office of the Board of Directors and to delete the requirements for a supermajority vote to take certain actions or to amend or repeal certain provisions of the Corporation’s Articles of Incorporation and Bylaws.

The Board regularly reviews the Company’s corporate governance practices and has made a number of changes over the last few years as standards of corporate governance and views of shareholders have evolved. The Board has determined that amending the Company’s Articles of Incorporation to provide for the annual election of directors and to eliminate supermajority voting provisions is in the best interests of the Company and its shareholders.

A summary of this proposal follows. This summary may not contain all the information that may be important to you. The proposed amendments to our Articles of Incorporation are included in Exhibit A to this Proxy Statement, with deletions indicated by strike-outs and additions indicated by underlining. We urge you to read Exhibit A in its entirety, as the discussion in this summary of the proposed amendment is qualified by reference to Exhibit A.

Declassify Terms of Office of the Board of Directors

Article V, Section 1 of the Company’s Articles of Incorporation provides for the classification of our Board of Directors into three classes, with each class being elected every three years and serving a three-year term. Over a number of years, the Board has periodically considered the advantages and disadvantages of maintaining a classified board structure and concluded that this structure was in the best interests of the Company and its shareholders. There are valid arguments in favor of and in opposition to a classified board structure. Proponents of a classified board structure believe it provides for experience and continuity in the management of the Company’s affairs, promotes a long-term focus and can provide an important protection for shareholder interests against a person seeking control of the Company on inadequate terms. On the other hand, the Board believes that corporate governance standards have evolved and that many investors and commentators now believe that the election of directors is the primary means for shareholders to influence corporate governance policies and increase the Board’s and management’s accountability to shareholders. Annual elections of directors will provide shareholders with the opportunity to register their views on the performance of the entire Board each year.

If this amendment is approved by our shareholders, beginning at the 2011 annual meeting, the nominees for Director in 2011 would stand for election for one-year terms. At the 2012 annual meeting, the Directors elected in 2011 and the nominees for Director in 2012 would be elected for one-year terms. At the 2013 annual meeting and at annual meetings after 2013, all of the nominees for Director would stand for election to one-year terms. This would result in the entire Board being elected annually for one-year terms beginning at the 2013 annual meeting.

Remove Supermajority Voting Provisions

Washington law provides that certain matters presented to shareholders may be subject to a vote standard that is greater than a majority of shares if that standard is included in the company’s articles of incorporation. The Company’s Articles of Incorporation currently require a supermajority vote for removal of a director, amending certain provisions of our Articles of Incorporation or Bylaws, and approval of various significant corporate transactions involving interested shareholders, such as mergers or sales of significant assets. This proposed amendment would reduce the required shareholder approval for these actions to a simple majority of outstanding shares.

Supermajority vote provisions are intended to provide protection against self-interested action by large shareholders and to encourage a person seeking control of a company to negotiate with its board to reach terms that are fair and provide the best results for all shareholders. However, as corporate governance standards have evolved, many investors and commentators now view these provisions as limiting the Board’s accountability to shareholders and the ability of shareholders to effectively participate in corporate governance.

The following is a summary of the relevant provisions of the Company’s Articles of Incorporation:

Removal of Directors

Article V, Section 3 of the Articles of Incorporation currently requires approval of the holders of 67% of our voting stock to remove a director without cause. This Section also provides that, if allowed by applicable law, a director may be removed with or without cause only with the approval of 80% of our voting stock (or whatever percentage less than 80% is the maximum allowed by law). This amendment would allow directors to be removed with or without cause with the approval of a majority of our voting stock.

Changes to Bylaws

Article VII, Section 2 of the Articles of Incorporation currently requires the approval of the holders of at least 80% of our voting stock (or the approval of a majority of the Board of Directors) to amend or adopt any provision inconsistent with the following provisions of the Company’s Bylaws: Article II, Sections 1 and 2 (dealing with the time, place and notice requirements for annual and special meetings of shareholders), Article III, Section 1 (establishing the size of the Board of Directors and voting procedures for election of Directors), Article XII (dealing with indemnification of persons by the Company) and Article XIII, Section 2 (requiring a supermajority vote to amend certain sections of the Bylaws). This amendment would allow shareholders to amend the Bylaws with the approval of a majority of our voting stock.

Changes to Articles of Incorporation

Article VIII of the Articles of Incorporation currently requires the approval of the holders of at least 80% of our voting stock (or at least 66 2/3% of our voting stock if the Board of Directors also approves) to amend or adopt any provision inconsistent with the following provisions in the Articles of Incorporation: Article V (establishing the size and structure of the Board of Directors, and procedures for nomination of Directors, removal of Directors and filling of vacancies on the Board), Article VI (establishing regular voting for the election of directors), Article VII, Section 2 (requiring a supermajority vote to amend certain section of the Bylaws), Article VIII (requiring a supermajority vote to amend certain section of the Articles of

Incorporation), and Article IX (establishing requirements to call a special meeting of shareholders). This amendment would allow amendment of the Articles of Incorporation with the approval of a majority of the Board of Directors and of the holders of a majority of our voting stock.

Interested Shareholder Transaction Provisions

Article X of our Articles of Incorporation currently requires the approval of the holders of at least 80% of our voting stock (unless also approved by the Board of Directors) to approve significant corporate actions involving any person owning 10% or more of our voting stock, including:

•	mergers or consolidations involving the Company or its subsidiaries;
•	sales, leases, exchanges, mortgages, pledges, transfers or dispositions to or with the Company or a subsidiary of assets or obligations above a certain market value;
•	reclassifications of securities or recapitalization or reorganization of the Company, or merger or consolidation of the Company with a subsidiary;
•

sales, leases, exchanges, mortgages, pledges or transfers, or security arrangements, investments, loans, guarantees or certain other agreements or arrangements above a certain market value, or involving an integral part of the assets or business of an industry segment, of the Company or a subsidiary;

•	liquidation or dissolution of the Company; or
•	any agreement, contract or other arrangement to do any of the things specified above.

Article X also limits the liability of and provides indemnification for Directors who act in accordance with this provision and requires a supermajority vote to amend this provision.

This amendment would delete Article X entirely. Accordingly, the vote required to approve such transactions, including those with interested shareholders, would be the approval of a simple majority of the voting stock unless the State of Washington corporate law would require some other approval process.

Bylaws

Article XIII, Section 2 of the Company’s Bylaws also requires a supermajority vote to amend certain provisions of the Bylaws consistent with the provisions in Article VII, Section 2 of the Articles of

Incorporation discussed above. If you approve this proposal to amend the Company’s Articles of Incorporation, the Board will amend the Bylaws to remove the supermajority voting requirements contained in Article XIII, Section 2 and to make the Bylaws consistent with the amended Articles of Incorporation.

Vote Required

The Board of Directors has approved these amendments to our Articles of Incorporation and recommends that our shareholders approve this proposal. If this proposal is approved by the requisite vote of shareholders, the Board will restate our Articles of Incorporation as described in Exhibit A and file the Company’s Articles of Incorporation with the Secretary of State of the State of Washington.

This proposal to amend our Articles of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of our voting shares. Any action other than a vote for this proposal, such as an abstention or failure to return a proxy card, will have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

ITEM 3—BOARD PROPOSAL TO APPROVE THE ISSUANCE OF UP TO 960 MILLION SHARES OF THE COMPANY’S COMMON STOCK AS A PART OF A SPECIAL DIVIDEND RELATED TO THE COMPANY’S ELECTION TO DISTRIBUTE THE COMPANY’S ACCUMULATED EARNINGS AND PROFITS TO SHAREHOLDERS

On December 15, 2009, we announced that our Board of Directors had determined that conversion to a REIT would best support our strategic direction. As a REIT, we generally will not be subject to federal or state corporate income taxes on that portion of our capital gain or ordinary income from our REIT operations that is distributed to our shareholders. Our manufacturing operations, including our wood products, cellulose fibers and paper and liquid packaging businesses, as well as our real estate businesses, will continue to be subject to federal and state corporate income taxes.

In our December 15, 2009 announcement we cautioned that the timing of the conversion to a REIT is uncertain. The Board of Directors authorized the necessary steps to be taxed as a REIT effective for our 2010 tax year in the event it determined that conversion to REIT for fiscal 2010 would be in the best interest of the Company and our shareholders. However, the Board of Directors reserves the right, notwithstanding shareholder approval and without action by the shareholders, to elect not to convert to a REIT for fiscal 2010 if the Board of Directors determines that it is not in the best interest of the Company and our shareholders to do so. To implement our election to be taxed as a REIT (”REIT Election”) for fiscal 2010, we would need to issue to our shareholders a special, taxable dividend of our undistributed earnings and profits ("Special Dividend") during 2010. We intend to pay a significant portion of the dividend in stock, which will require us to amend our Articles of Incorporation to increase our authorized shares.

Because our common shares are listed on the New York Stock Exchange, we are subject to the New York Stock Exchange rules and regulations. Section 312.03 of the New York Stock Exchange Listed Company Manual requires shareholder approval prior to any issuance of common shares in any transaction or series of transactions if the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance. We are proposing to issue approximately 80% to 90% of the Special Dividend in common shares to our shareholders, which will exceed 20% of the voting power and number of shares of common shares outstanding before the payment of the Special Dividend.

THE SPECIAL DIVIDEND

For the Company to be eligible to elect REIT status for fiscal 2010, we must distribute to our shareholders, on or before December 31, 2010, our previously undistributed earnings and profits attributable to taxable periods ending prior to January 1, 2010 (“pre-REIT E&P”). The aggregate value of the Special Dividend may include additional amounts in excess of our pre-REIT E&P representing anticipated current-year REIT capital gains that would, if retained by us, be subject to federal corporate income tax. We estimate that the aggregate value of the Special Dividend, if declared in 2010, would be approximately $6.0 billion. We will limit the total amount of cash payable in the Special Dividend to a maximum of 10% to 20% of the total value of the Special Dividend, or approximately $600 million to $1.2 billion. The balance of the Special Dividend, or approximately $4.8 to $5.4 billion, will be in the form of Weyerhaeuser common shares. The actual amount of the Special Dividend is dependent, in part, on the results of the Company's operations, and may be adjusted by any amount that the Board of Directors may determine is appropriate to protect the Company's ability to remain qualified as a REIT. In order to make the REIT Election effective for 2010, the Special Dividend must be paid in 2010.

We expect that shareholders entitled to the Special Dividend will have the option to elect to receive the Special Dividend in the form of cash or common shares on a per-share basis and that, once made, shareholders' elections will be irrevocable. Shareholders entitled to the Special Dividend who fail to make a timely election may receive common shares in payment of the Special Dividend, subject to the ownership limit to be included the Company's Articles of Incorporation, assuming shareholder approval of the Board proposals described in Items 4 and 5.

If the Special Dividend is not sufficient to fully distribute our pre-REIT E&P, we will make one or more additional taxable distributions to our shareholders in the form of cash or common shares, or a combination of both, prior to the last day of the Company's first full taxable year as a REIT in an amount intended to be sufficient to fully distribute such pre-REIT E&P.

The total number of our common shares to be issued in the Special Dividend will be determined by dividing (1) the aggregate value of the Special Dividend, less the total amount of cash to be paid as part of the Special Dividend, by (2) the average closing price per share of our common shares on the New York Stock Exchange on the three trading days following the date the election forms are due. Based on a price of $39 per share of our common shares prior to the effect of the Special Dividend (approximately the closing price per share of our common stock on February 10, 2010), and assuming that $600 million of the Special Dividend would be paid in cash, we estimate that approximately 508 million shares would be issued in the Special Dividend. The actual number of shares issued will depend on the share price of the Company’s common stock. Using a share price of $34 per share, we estimate that approximately 960 million shares would be required for a Special Dividend of $6.0 billion, assuming 90% of the total value of the Special Dividend is distributed in shares of common stock. The lowest price per share for the Company’s common stock in the last six months was $34.37.

The Company currently has 400 million authorized common shares. If shareholders approve Item 4 (see page 62) the number of authorized common shares would increase to 1,360 million. As shown on the table below, this number reflects an increase in authorized common shares by the same percentage that the issued and outstanding shares would increase as a result of the Special Dividend, assuming a price of $39 per share. The table below shows an example of the calculation of shares needed for the Special Dividend.

COMMON SHARE ADJUSTMENT (Numbers in Millions, Except Per-Share Figures)		CASH	EQUITY
SHARE DIVIDEND CALCULATION
Total Earnings and Profits	$6,000	$600	$5,400
Total Common Shares Outstanding	211.4
Earning and Profits – $ per Share	$28.38
Assumed Market Price – $ per share (approximately the closing price on Feb. 10, 2010)	$39.00
Less Special Dividend	$28.38
Pro-Forma Price after Special Dividend – $ per share	$10.62		$10.62
Total Shares Required for Special Dividend on Existing Outstanding Shares			508
PRO-FORMA AUTHORIZED COMMON SHARE ADJUSTMENT CALCULATION
Currently Outstanding Common Shares			211.4
Common Shares Required for Special Dividend (at $39 per share)			508
Total Outstanding Common Shares Post Special Dividend			719
Ratio of Total Outstanding Common Shares Post Special Dividend to Currently Outstanding Common Shares			3.4
Current Authorized Common Shares			400
Total Authorized Common Shares Post Special Dividend			1,360
Additional Authorized Common Shares Post Special Dividend			960

If the total amount of cash elected by our shareholders exceeds the maximum cash percentage of the total value of the Special Dividend, then the amount of cash to be paid to each shareholder electing to receive the Special Dividend in the form of cash may be prorated.

VOTE REQUIRED

If a quorum is present at the meeting, this proposal to approve the issuance of up to 960 million common shares will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

PAYMENT OF SPECIAL DIVIDEND CONDITIONAL ON SHAREHOLDER APPROVAL AND REMAINS SUBJECT TO BOARD DISCRETION

Our Board of Directors' decision on whether to proceed with the REIT Election and the payment of the Special Dividend will be conditioned upon the shareholder approval of this proposal and the Board proposal described in Items 4 and 5 of this Proxy Statement. Without shareholder approval of all three of these proposals, it is likely that: (i) our Board of Directors will reevaluate the merits of electing to be taxed as a REIT; and (ii) you will not receive the Special Dividend. The Board of Directors reserves the right, notwithstanding shareholder approval and without action by the shareholders, to elect not to proceed with the Special Dividend or REIT Election if, at any time prior to declaring the Special Dividend or making the REIT Election, the Board, in its sole discretion, determines that it is not in the best interest of the Company and our shareholders to do so. If the Board of Directors declares the Special Dividend, the Board will decide the actual timing of the payment. We expect to provide shareholders of record on the record date for the Special Dividend approximately 25 days to decide whether to elect cash, shares of Weyerhaeuser common shares, or a combination of both.

In determining whether to implement the REIT Election, Special Dividend and/or the timing of the Special Dividend following the receipt of shareholder approval, the Board of Directors will consider, among other things, factors such as:

•	the state of the economic recovery;
•	the level of income of our Timberlands segment that would qualify as REIT income;

•	changes in tax policy and tax rates affecting the Company and our shareholders;
•	the size of the distribution of earnings and profits required under tax laws for REIT election; and
•	the price of the Company’s common stock.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material federal income tax consequences relating to the Special Dividend and the REIT Election, including the ownership and disposition of our common shares in the event we make the REIT Election. This summary is based upon the Internal Revenue Code, or Code, regulations issued by the U.S. Department of the Treasury, or Treasury regulations, rulings and other administrative pronouncements issued by the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not received a ruling from the IRS or any opinion of counsel with respect to any of the matters discussed herein, although we may decide to obtain such a ruling or opinion in the future. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This discussion is not tax advice. It does not purport to address all aspects of federal income taxation that may be relevant to shareholders in light of their particular circumstances, or, except to the extent discussed below, if a shareholder is a type of investor subject to special tax rules, such as an insurance company, a financial institution or broker-dealer, a regulated investment company, a holder who received our common shares through the exercise of employee stock options or otherwise as compensation, a person holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment, a tax-exempt organization; or a foreign investor.

This summary assumes that shareholders hold our common shares as a capital asset, which generally means as property held for investment. The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares.

The federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. Shareholders are urged to consult their tax advisors regarding the specific tax consequences, including the federal, state, local, and foreign tax consequences, to them in light of their particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our common shares.

Taxation of the Company as a REIT

The Board of Directors authorized the necessary steps to be taxed as a REIT effective for our 2010 tax year in the event it determined that conversion to REIT status for fiscal 2010 would be in the best interest of the Company and our shareholders. We plan to operate in such a manner as to qualify for taxation as a REIT for 2010 and future years. No assurance can be given by us that we will be able to continue to satisfy the requirements to maintain REIT status. Although the Board of Directors has not yet decided whether the conversion to REIT status for 2010 will be in the best interests of the Company and our shareholders, the discussion below generally assumes that we will elect REIT status for 2010.

Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, as described further below. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements will also depend upon our ability to successfully manage the composition of our income and assets on an ongoing basis. The IRS could contend that our interests in our taxable REIT subsidiary (“TRS”) or other issuers would give rise to a violation of the REIT requirements.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT beginning in 2010, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify as a REIT.”

Provided that we remain qualified as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. Thus, income generated by a REIT and distributed to its stockholders generally is taxed only at the stockholder level upon the distribution of that income.

If we remain qualified as a REIT, we will nonetheless be subject to federal tax in certain circumstances, which include, but are not limited to, the following:

•	We will be taxed at regular federal and state corporate income tax rates on any undistributed income, including undistributed net capital gains.
•

If we earn net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a “prohibited transactions” tax equal to 100% of the net income derived from the prohibited transactions. We intend to conduct our operations so that no asset owned by us or any pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent such treatment.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless qualify as a REIT because other requirements are met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•

Similarly, if we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless qualify as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty. In that case, the amount of the penalty will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate, which is currently 35%, if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods other than capital gains from such years which we elected to retain and pay tax on, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed, and (b) retained amounts on which income tax is paid at the corporate level.

•

If, during the ten-year period beginning on the first date we are subject to taxation as a REIT we recognize gain on the disposition of any property held by us as of this date, then, to the extent of the excess of (i) the fair market value of this property as of this date over (ii) the adjusted tax basis of the property as of this date, which we refer to as built-in gain, will be subject to tax at the highest corporate tax rate. The IRS has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts, as opposed to the gain derived from the sale of timberlands, will not be subject to the built-in gains tax. Thus, we are not subject to the built-in gains tax on the income we derive from the harvesting and sale of timber from such timberlands. Sale of such timberlands, however, would be subject to the built-in gains tax.

•	The earnings of our TRS and its subsidiaries will continue to be subject to federal corporate income taxes.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association that makes a REIT Election with its tax return and:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include specified tax-exempt entities; and
(7)	that meets other tests described below, including with respect to the nature of its income and assets.

A corporation generally may not elect to become a REIT unless its taxable year is the calendar year. As our taxable year is the calendar year, we satisfy this requirement.

In addition, in order to qualify as a REIT, we cannot have at the end of any taxable year any pre-REIT E&P. We expect to have distributed all of our pre-REIT E&P pursuant to the Special Dividend. The calculation of our pre-REIT E&P, however, is a complex factual and legal determination. We may have less than complete information at the time we undertake our analysis or may interpret the applicable law differently than the IRS. There can be no assurances that the IRS will agree with our determination of our pre-REIT E&P, and there are uncertainties regarding the amount of such pre-REIT E&P. These uncertainties include the possibility that the IRS could, upon audit, increase our taxable income, which would increase our pre-REIT E&P.

Income Tests

In order to maintain REIT status, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year within our REIT entity, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including gains from timber-cutting contracts, “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year within our REIT entity, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property, which is income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

We expect that the gains we will derive from timber cutting contracts will be deemed derived from the sale of real property for purposes of the REIT gross income tests.

Rents that we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if several conditions are met. For example, if rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. It is anticipated that any income we receive from leases will constitute “rents from real property” under the applicable rules. While we do not expect to receive a substantial amount of rental income, we will take steps to ensure that any such rental income will qualify as “rents from real property” for purposes of the 75% and 95% gross income tests.

We may receive distributions from our TRS. These distributions will be classified as dividend income to the extent of the earnings and profits of our TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and we attach to our tax return a schedule of the sources of our income. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

To remain qualified as a REIT, at the close of each calendar quarter, generally, we must satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property, such as land, timberlands, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Securities that do not qualify for purposes of this 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of our TRSs and certain other wholly-owned corporate REIT subsidiaries. Also, special rules apply with respect to non-corporate issuers.

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

Under Treasury regulations, the value of the securities of our TRS may be established by a good- faith determination of our Board of Directors. We believe that at least 75% of the value of our total assets is represented by a combination of “real estate assets” and other qualifying assets described under the 75% asset test discussed above. However, the IRS may not agree with this determination and may assert that we fail to meet the REIT asset tests.

Annual Distribution Requirements

REITs generally are required to distribute 90% of their ordinary taxable income, which excludes net capital gain. Timber cutting contracts that qualify under section 631(b) of the Code are treated as capital gain income. Because we anticipate that payments on such timber cutting contracts will be our principal source of income within the REIT entity, we expect that, for the foreseeable future, our income will consist primarily of net capital gain. We also expect to receive dividends from our TRS, which will be ordinary income. Under the limits imposed by the REIT income tests, such dividends, together with other non-qualifying types of income, must not constitute more than 25% of our gross income. We may elect to retain rather than distribute all or a portion of our net capital gains. To the extent that we elect to retain our net capital gains:

•	we would be required to pay the tax on such gains at regular corporate tax rates;
•

our shareholders, although generally required to include their proportionate share of the undistributed capital gain in income, would receive a credit or refund for their share of the tax paid by us; and

•

the basis of a shareholder’s stock would be increased by the amount of the undistributed capital gains minus the amount of the tax on capital gains paid by us which was included in income by the shareholder.

To the extent that we have ordinary taxable income, we are required to make distributions to our shareholders in an amount at least equal to:

(1)	the sum of
(a)	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and
(b)	90% of the net income after tax, if any, from foreclosure property, minus
(2)	specified items of non-cash income.

To the extent that we do not distribute or we are not treated as having distributed all of our capital gain or we distribute or we are treated as having distributed at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed income at regular corporate tax rates. If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year other than capital gain income that we elect to retain and pay tax on as provided for above and (3) any undistributed taxable income from prior periods other than capital gains from such years which we elected to retain and pay tax on, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions, or tax payments to the extent we decide to retain our net capital gains, so that we are not subject to the 4% excise tax.

As a REIT, our distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, distributions from earnings and profits for a taxable year may be declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification during the year of election or subsequent taxable years, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to shareholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to shareholders that are individuals would generally be taxable at a rate of 15% through 2010, and, subject to limitations of the Code, corporate shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to the statutory relief described in the prior paragraph.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset owned within our REIT or through REIT qualifying pass-through entities will be held for sale to customers and that a sale of such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property we sell will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of that corporation at regular corporate tax rates.

Certain provisions of the Code should reduce the risk that we would be subject to the prohibited transaction tax with respect to some of our sales of timberlands. Under these provisions, sales of timberlands that satisfy certain requirements specified in the Code would not constitute prohibited transactions. The principal requirements that we would have to satisfy are that (i) not more than seven sales of timberlands are made during the taxable year, or the timberlands sold during a tax year cannot have an aggregate tax basis that exceeds 10% of the aggregate tax bases of all of our assets as of the beginning of the relevant tax year or the timberlands sold during a tax year cannot have fair market value that exceeds 10% of the fair market value of all of our assets as of the beginning of the relevant tax year, (ii) our expenditures incurred on such timberlands for the two years prior to the sale and our marketing expenses with respect to such sales cannot exceed certain specified limits and (iii) the timberland sold must have been held for at least two years. If more than seven sales of timberlands are made during a taxable year, substantially all marketing activities must be made through an independent contractor. We intend to conduct our activities so that our sales of timberlands, other than those undertaken by our TRS, qualify for this safe harbor.

Taxation of U.S. Holders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common shares applicable to U.S. holders. A “U.S. holder” is any person that is:

(a)	a citizen or resident of the United States;
(b)	a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;
(c)	an estate, the income of which is includable in gross income for federal income tax purposes regardless of its source; or
(d)	a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

Special Dividend. The Special Dividend is intended to assist us in meeting the requirement that we distribute to our shareholders our pre-REIT E&P.

Each U.S. holder must include the sum of the value of our common shares and the amount of cash received, if any, in its gross income as dividend income to the extent that such shareholder’s share of the Special Dividend is made out of its share of the portion of our current and accumulated earnings and profits allocable to the Special Dividend. The shares received are valued at their fair market value for the Special Dividend. No assurance can be given that the IRS will not assert that the value of the shares should be equal to the amount of cash that the U.S. holder could have elected to receive in lieu thereof, regardless of the reported value of the shares. A U.S. holder that receives any of our common shares pursuant to the Special Dividend would have a basis in such shares equal to the fair market value of such shares on the day we pay the Special Dividend, and the holding period in such shares would begin on the day following the Special Dividend.

The Special Dividend will be taxable to non-corporate U.S. holders at the 15% “qualified dividend” rate to the extent that the Special Dividend is paid out of our pre-REIT E&P. The 15% maximum tax rate available to non-corporate U.S.

holders for “qualified dividend income” is not available unless the shares on which an otherwise qualifying dividend is paid has been held for more than 60 days during the 121-day period beginning 60 days before the date on which the shares become ex-dividend. For purposes of calculating the 60-day holding period as applied to non-corporate U.S. holders potentially eligible to be taxed on “qualified dividend income” at reduced rates, any period in which the holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy substantially identical shares or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our common shares will not be counted toward the required holding period. Assuming that these holding period requirements are met, the Special Dividend should qualify for the maximum 15% tax rate available to non-corporate U.S. holders. To the extent the Special Dividend exceeds our pre-REIT E&P, the excess would be treated as described below under “— REIT Distributions.”

The Special Dividend may not be eligible for the dividends-received deduction available to U.S. shareholders that are domestic corporations other than S corporations. The Special Dividend is likely to be an “extraordinary dividend.” An “extraordinary dividend” is a dividend that is equal to at least 10% of a shareholder’s adjusted basis in its common shares. A U.S. shareholder that receives an extraordinary dividend and later sells its underlying shares at a loss will be treated as realizing a long-term capital loss, regardless of its holding period in its shares, to the extent of the extraordinary dividend.

REIT Distributions. Provided that we remain qualified as a REIT, distributions from us that are designated as capital gain dividends will generally be taxed to U.S. holders as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held its shares. A similar treatment will apply to net capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat our shareholders as having received, for federal income tax purposes, our undistributed capital gains while passing through to our shareholders a corresponding refundable credit for taxes we paid on such retained capital gains. Long-term capital gains generally are taxable at maximum federal rates of 15% through December 31, 2010 in the case of non-corporate U.S. holders, and 35% in the case of U.S. holders that are corporations.

Distributions made to U.S. holders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, such dividends received from REITs are not eligible for taxation at the preferential income tax rates, or a 15% maximum federal rate through December 31, 2010, for qualified dividends received by non-corporate U.S. holders. U.S. holders that are individuals, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (1) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax, less the amount of tax, (2) dividends received by the REIT from taxable REIT subsidiaries or other taxable C corporations, or (3) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions, less the amount of corporate tax on such income.

Distributions in excess of current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. holder to the extent that they do not exceed the adjusted basis of the U.S. holder’s shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. holder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November or December of any year that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Common Shares. In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our shares in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder, less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by individuals upon the sale or disposition of shares of our common shares will be subject to a maximum federal income tax rate of 15% through 2010 if our shares are held for more than 12 months, and will be taxed at ordinary income rates of up to 35% through 2010 if our shares are held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. holder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income, except in the case of individuals, who may offset up to $3,000 of ordinary income each year. In addition, any loss upon a sale or exchange of shares of our shares by a U.S. holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

Passive Activity Losses and Investment Interest. Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to our shares. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common shares applicable to non-U.S. holders of our common shares. A “non-U.S. holder” is any person other than a U.S. holder.

Capital Gain Dividends. A capital gain dividend by us that is attributable to gain from the disposition of our standing timber or another United States real property interest, or USRPI, held by us will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty, so long as the recipient non-U.S. holder does not own more than 5% of our common shares at any time during the one year period ending on the date on which the capital gain dividend is received.

For all other non-U.S. holders, such a distribution will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, and accordingly will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. holders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of such dividends. These distributions may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. Capital gain dividends received by a non-U.S. holder from a REIT attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

Ordinary Dividends. The Special Dividend and the portion of other dividends received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by an applicable income tax treaty. A non-U.S. holder that receives any of our common shares pursuant to the Special Dividend would have a basis in such shares equal to the fair market value of such shares on the day we pay the Special Dividend, and the holding period in such shares would begin on the day following the Special Dividend.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. holder’s investment in our common shares is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates in the same manner as U.S. holders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. If our shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. holder’s basis in our shares will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type, for example, an individual or a corporation, as the case may be, and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the non-U.S. holder’s share of our earnings and profits. If our shares do not constitute a USRPI, as described below, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Dispositions of Common Shares. If our common shares constitute a USRPI, a sale of the shares by a non-U.S. holder may be subject to U.S. taxation under FIRPTA. The shares will be treated as a USRPI if 50% or more of our assets during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if the foregoing test is met, our common shares nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. The sale of our common shares that are acquired, held and sold while we are a domestically controlled REIT by a non-U.S. holder should not be subject to taxation under FIRPTA. Because our common shares are publicly traded, no assurance can be given that we will be a domestically controlled REIT.

Moreover, a non-U.S. holder’s sale of shares will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the shares owned are of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. holder held 5% or less of our outstanding shares of that class at all times during a specified testing period.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. Federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the Untied States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of Tax-Exempt Holders

Tax-exempt entities, including domestic qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Provided that (1) a tax-exempt holder has not held our shares as “debt financed property” within the meaning of the Code, that is, where the acquisition or holding of the property is financed through a borrowing by the tax-exempt holder, and (2) our shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt holder.

Tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares.

Tax-exempt holders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our common shares.

OTHER TAX CONSIDERATIONS

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Department of the Treasury. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their shareholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our securities.

State, Local and Foreign Taxes

We and any subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our shareholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to shareholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common shares or other securities.

ITEM 4—BOARD PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES TO FACILITATE A SPECIAL DIVIDEND RELATED TO THE COMPANY’S ELECTION TO DISTRIBUTE THE COMPANY’S ACCUMULATED EARNINGS AND PROFITS TO SHAREHOLDERS

On February 11, 2010, our Board of Directors unanimously adopted a resolution approving an amendment to the Company's Articles of Incorporation to increase the number of common shares that the Company is authorized to issue from 400 million shares to 1,360 million shares. An example of the calculation of authorized shares required in connection with the Special Dividend is included in Item 3 under the heading “The Special Dividend.” The resolution declares it advisable and in the best interests of the Company to so amend the Articles of Incorporation and directs that the proposed amendment be submitted to the shareholders for consideration and approval. The text of Section 1 of Article III of the Articles of Incorporation as it is proposed to be amended and restated is attached to this proxy statement as Exhibit B.

DESCRIPTION OF COMMON SHARES

The following is a description of certain general terms and provisions of our common shares having a par value of $1.25 per share. The following summary is not complete. It is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation and Bylaws. These documents have been filed or incorporated by reference as exhibits to documents incorporated by reference in this proxy statement.

General

Our common shares will be, when issued against full payment of the purchase price therefor, fully paid and nonassessable. Our common shares do not carry any preemptive rights enabling a holder to subscribe for or receive any additional securities that we may issue from time to time. The rights of holders of common shares may be adversely affected by the rights of holders of any preferred shares and any preference shares that may be issued and outstanding from time to time. Our Board of Directors, without shareholder approval, could authorize the issuance of preferred shares and preference shares with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of common shares and that could have the effect of delaying, deferring or preventing a change in control of Weyerhaeuser. Our Board of Directors also could authorize the issuance of additional common shares from time to time without shareholder approval. No conversion rights, redemption rights or sinking fund provisions are applicable to our common shares.

Dividends

The holders of our Common Shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available for distribution. These dividends may be paid only out of funds remaining after full cumulative dividends upon all outstanding Preferred Shares and Preference Shares have been paid or set apart for payment for all past dividend periods and the then current dividend period.

Liquidation Rights

Upon any voluntary or involuntary liquidation of Weyerhaeuser, the holders of our common shares will be entitled to receive ratably, after payment of or provision for all of our debts and liabilities and payment of all sums to which holders of any preferred shares or preference shares may be entitled, all of the remaining assets of Weyerhaeuser.

Voting Rights

The holders of common shares currently possess exclusive voting rights on all matters submitted to our shareholders. Our Board of Directors may also specify voting rights with respect to preferred shares or preference shares that may be issued in the future. Each holder of common shares is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors, which means that the holders of a majority of the shares entitled to vote for the election of our directors can elect all of our directors then standing for election. Our Articles of Incorporation provide that our Board of Directors must consist of not fewer than nine nor more than 13 directors. The exact number of Directors is fixed from time to time by resolution adopted by our Board of Directors. Our Articles of Incorporation also provide that the directors are divided into three classes serving staggered terms of three years each, with each class to be as nearly equal in number as possible. Weyerhaeuser’s Board of Directors is currently comprised of 11 directors divided into three classes of three or four each. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of shareholders. If the shareholders approve Item 2, our Articles of Incorporation will be amended and restated to declassify the Board and provide for annual election of all directors.

REASONS FOR INCREASE

As described above in connection with the Board proposal described in Item 3, we are seeking to pay the Special Dividend to our shareholders in order to be eligible to elect REIT status and expect to issue approximately 80% to 90% of the Special Dividend in the form of common shares to our shareholders. Approximately 211.4 million of the Company’s 400 million authorized common shares were issued and outstanding as of February 19, 2010. Of the

188.6 remaining authorized but unissued common shares, approximately 20 million were reserved for issuance as of February 19, 2010. As described in more detail above regarding the Board proposal in Item 3, we estimate that using a price of $39 per share prior to the effect of the Special Dividend, up to approximately 508 million common shares could be issued as part of the Special Dividend. This number of shares assumes that the Special Dividend is approximately $6.0 billion and that 90% of the total value of the Special Dividend is distributed in shares of common stock. Using a share price of $34 per share, we estimate that approximately 960 million shares would be required. The lowest price per share for the Company’s common stock in the last six months was $34.37. We do not currently have a sufficient number of common shares authorized under our Articles of Incorporation to permit the payment of the stock portion of the Special Dividend under all foreseeable circumstances.

EFFECT OF THE INCREASE

If this proposal is approved, and the Board of Director decides to complete the REIT Election, the first sentence of Section 1 of Article III of the Company’s Articles of Incorporation will be amended and restated to read as follows:

"The aggregate number of shares which this corporation is authorized to issue shall be 1,407,000,000 shares consisting of 7,000,000 preferred shares having a par value of $1.00 per share, 40,000,000 preference shares having a par value of $1.00 per share, and 1,360,000,000 common shares having a par value of $1.25 per share."

The share price affects the number of shares needed in the Special Dividend. Assuming a share price of approximately $39 per share, as described above in connection with the Board proposal described in Item 3, we expect that as many as approximately 452 million of the additional authorized common shares will not be issued in connection with the Special Dividend. At a share price of $34 per share, we expect that all the additional authorized common shares will be issued in connection with the Special Dividend. Any additional authorized common shares not issued in connection with the Special Dividend will be available for general corporate purposes, including capital raising transactions, employee benefit plans, acquisitions and other corporate uses. The

Company currently has no specific plans or understandings with respect to the issuance of any common shares except as described in this proxy statement. Approval of the amendment to the Articles of Incorporation would, in certain circumstances, permit such issuances to be taken without the delays and expense associated with obtaining shareholder approval at that time, except to the extent required by applicable state law or stock exchange listing requirements for the particular transaction. Unless required by applicable state law or stock exchange listing requirement, we do not currently expect to seek shareholder approval prior to the issuance of any of the additional authorized shares and any such issuances will be determined by the Board in its sole discretion. Although the availability of additional shares of common stock provides flexibility in carrying out corporate purposes, the increase in the number of shares of authorized common stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock and could also result in the issuance of a significant number of shares to one or more investors in transactions that may not require stockholder approval.

VOTE REQUIRED

This proposal to amend our Articles of Incorporation will be approved if the holders of a majority of our outstanding common shares vote in favor of the proposal. Any action other than a vote for this proposal, such as an abstention or failure to return a proxy card, will have the same effect as a vote against this proposal.

EFFECT OF APPROVAL AND NON APPROVAL

If approved by the shareholders, the increase in authorized common shares will become effective only upon filing of Restated Articles of Amendment with the Secretary of State of the State of Washington. The filing of the Restated Articles of Amendment with this amendment will be conditioned upon the shareholder approval of this proposal and the Board proposals described in Items 3 and 5, and the determination by our Board of Directors to proceed with the REIT Election. Without shareholder approval of all three of these proposals, it is likely that our Board of Directors will reevaluate the merits of electing to be taxed as a REIT. The Board of Directors reserves the right, notwithstanding shareholder approval and without action by the shareholders, to elect not to proceed with the amendment to our Articles of Incorporation, the Special Dividend or REIT Election if, at any time prior to filing the declaration of the Special Dividend or filing of the Certificate of Amendment, the Board, in its sole discretion, determines that it is not in the best interest of the Company and our shareholders to do so.

If our shareholders do not approve the proposed amendment to our Articles of Incorporation to increase the number of authorized common shares, we would not be able to issue the expected amount of common shares in connection with a Special Dividend and our Board of Directors would very likely choose not proceed with the declaration of the Special Dividend and may determine not to elect to be taxed as a REIT.

In determining whether to implement the REIT Election, declare the Special Dividend, and effect the amendment to the Articles of Incorporation to increase the number of authorized common shares following the receipt of shareholder approval, the Board of Directors may consider, among other things, factors such as:

•	the state of the economic recovery;
•	the level of income of our Timberlands segment that would qualify as REIT income;
•	changes in tax policy including shareholder tax rates;
•	the size of the distribution of earnings and profits required under tax laws for REIT election; and
•	the price of the Company’s common stock.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

ITEM 5—BOARD PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO IMPOSE OWNERSHIP AND TRANSFER RESTRICTIONS TO FACILITATE THE COMPANY’S QUALIFICATION FOR REIT STATUS

On February 11, 2010, the Board of Directors unanimously adopted a resolution proposing to amend the Articles of Incorporation to impose certain ownership limitations and transfer restrictions in connection with our possible REIT Election. The resolution declares it advisable and in the best interests of the Company to so amend our

Articles of Incorporation and directs that the proposed amendment be submitted to the shareholders for consideration and approval. The effects of the proposed amendment are summarized below. The full text of the proposed amendment to the Articles of Incorporation is attached to this proxy statement as Exhibit C.

REIT QUALIFICATION

To qualify for taxation as a REIT and elect REIT status, no more than 50% in value of our equity shares may be owned, actually or constructively, by five or fewer persons at any time during the last half of a taxable year (other than the first year in which the Company qualifies as a REIT). Further, for the Company to qualify for taxation as a REIT, our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year in which the Company qualifies as a REIT).

OWNERSHIP AND TRANSFER RESTRICTIONS

Because our Board of Directors believes that it is desirable for the Company to qualify for taxation as a REIT, the proposed amendment to our Articles of Incorporation provides that, subject to certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the aggregate value of the outstanding shares of any class or series of Weyerhaeuser equity shares, which includes our common shares having a par value of $1.25 per share. The proposed amendment is designed to ensure that the Company complies with the closely held prohibition. Our Board of Directors intends to grant an exemption from the ownership limit to one existing shareholder, Capital World Investors, a division of Capital Research and Management Company, which currently owns common shares in excess of the proposed ownership limitations. This exemption is discussed in more detail below.

In the event of any purported transfer of shares of capital stock or any other event that would result in a person (the “Intended Transferee”) beneficially owning shares in excess of the ownership limit, or that would result in the Company’s disqualification as a REIT, that number of shares that would cause a violation of the applicable limit, referred to below as the excess shares, will be automatically transferred to a trust for the benefit of a charitable organization or, if such transfer to a trust would not for any reason avoid a violation of the ownership limitation provisions, such transfer will be null and void and of no force or effect with respect to the Intended Transferee as to the excess shares. However, these restrictions do not preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange or other national securities exchange.

In the case of an automatic transfer to a trust, the beneficiary will be a qualified charitable organization selected by the Board of Directors. Such automatic transfer will be deemed to be effective as of the close of business on the trading day prior to the date of such violative transfer. Within 90 days after receiving notice of the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a person or entity who could own such shares without violating the applicable ownership limitation provision. The trustee, upon a sale of these shares, would then distribute to the Intended Transferee an amount equal to the lesser of the price paid by the Intended Transferee for the excess shares or the net sales proceeds received by the trust for the excess shares. In the case where excess shares are transferred to a trust other than as a result of a transfer for value, such as a gift, the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Intended Transferee an amount equal to the lesser of the fair market value of the excess shares as of the date of the automatic transfer to the trust or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Intended Transferee will be distributed to the charitable beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive in trust for the charitable beneficiary all dividends and other distributions paid by the Company with respect to the excess shares.

In addition, shares of the Company held in the trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or other transaction not for value, the market price at the time of the gift or other transaction) and (ii) the market price on the date the Company, or its designee, accepts the offer. The Company will have the right to accept such offer until such time as the trustee has sold the shares in the trust. Upon the sale to the Company, the interest of the beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds of the sale to the Intended Transferee and the charitable beneficiary as described above.

These ownership limitations and transfer restrictions could have the effect of delaying, deferring or preventing a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which shareholders might believe to be otherwise in their best interest.

DISCLOSURE OF SHARE OWNERSHIP BY OUR SHAREHOLDERS

All persons who own 5% or more of the Company's common shares, or any lower percentage required by the Code or Treasury regulations, must provide to us a written statement or affidavit containing information regarding their ownership of common shares. In addition, each direct, indirect and constructive owner must disclose to us any information that we may request in good faith to determine our status as a REIT or for other tax compliance reasons.

The Board of Directors believes the imposition of the proposed ownership and transfer restrictions is advisable because it will help to ensure the Company's compliance with REIT requirements. We believe that the charters of substantially all REITs contain similar stock ownership and transfer restrictions and many REIT charters contain provisions that permit the boards of such REITs to grant exemptions from such share ownership and transfer restrictions.

Exemptions from Ownership and Transfer Restrictions

Our Board of Directors intends to grant an exemption from the 9.9% ownership limitation discussed above to Capital World Investors, a division of Capital Research and Management Company, which currently owns common shares in excess of these proposed ownership limitation. Capital World Investors will be exempt from the ownership and transfer restrictions so long as after the grant of the exemption its actual or constructive ownership of shares of common shares does not exceed the percentage of shares it owns, actually or constructively immediately after giving effect to the Special Dividend (10.5 percent).

These exemptions are designed to permit Capital World Investors to continue to have a significant equity interest in the Company and, together with the ownership limitations and transfer restrictions described above, to permit the Company to qualify for and maintain REIT status in compliance with the "five or fewer" proscription of the Internal Revenue Code.

The restriction on transferability and ownership will not apply if the Board of Directors waives the application of the ownership limit to a person subject to such limit, provided that the Board of Directors obtains such representations and undertakings from such person as are reasonably necessary to ascertain that such person's beneficial ownership or constructive ownership of equity shares will not at such time or in the future cause the Company to fail to qualify as a REIT and such person agrees in writing or enters into an agreement or undertaking in connection with the establishment of such exemption.

VOTE REQUIRED

This proposal to amend our Articles of Incorporation will be approved if the holders of a majority of our outstanding common shares vote in favor of the proposal. Any action other than a vote for this proposal, such as an abstention or failure to return a proxy card, will have the same effect as a vote against this proposal.

EFFECT OF APPROVAL AND NON APPROVAL

If our shareholders do not approve the proposed amendment to our Articles of Incorporation to set forth new restrictions on the ownership and transfer of shares, we will have no effective mechanism to monitor our compliance with the "five or fewer" proscription of the Internal Revenue Code. If we are unable to effectively monitor compliance with these requirements, we may determine not to elect to be taxed as a REIT, or if we do so elect, we may not be able to maintain our status as a REIT once we have made the election.

If approved by the shareholders, these ownership and transfer restrictions will become effective upon filing of Restated Articles of Amendment with the Secretary of State of the State of Washington. The filing of the Restated Articles of Amendment with this amendment will be conditioned upon the shareholder approval of this proposal and Items 3 and 4. Without shareholder approval of all three of these proposals, it is likely that our Board of Directors will reevaluate the merits of electing to be taxed as a REIT. The Board of Directors reserves the right, notwithstanding shareholder approval and without action by the shareholders, to elect not to proceed with the Special Dividend or REIT Election if, at any time prior to filing the Articles of Amendment, the Board, in its sole discretion, determines that it is no longer in the Company's best interests and the best interests of our shareholders to proceed with the REIT Election.

If this proposal is approved, and the Board of Director decides to complete the REIT Election, the ownership and transfer restrictions will appear in a new Article XII of the Company’s Articles of Incorporation.

In determining whether to implement the REIT Election, declare the Special Dividend, and effect the amendment to the Articles of Incorporation to impose ownership restrictions and transfer restrictions following the receipt of shareholder approval, the Board of Directors may consider, among other things, factors such as:

•	the state of the economic recovery;
•	the level of income of our Timberlands segment that would qualify as REIT income;
•	changes in tax policy including shareholder tax rates;
•	the size of the distribution of earnings and profits required under tax laws for REIT election; and
•	the price of the Company’s common stock.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

ITEM 6—SHAREHOLDER PROPOSAL ON THE RIGHT TO CALL SPECIAL MEETINGS

A shareholder has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the annual meeting.

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board in maintaining its current power to call a special meeting.

This proposal topic won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD).

The merits of this Special Shareowner Meetings proposal should also be considered in the context of other shareholder efforts to improve our company's corporate governance. In 2009 the following outstanding shareholder votes were achieved:

A 2009 Shareowner proposal on the Simple Majority Vote topic won more than 85% support at our annual meeting. This 85%-support also represented an overwhelming 70% support from all shares outstanding.

A 2009 shareholder proposal on the Independent Board Chairman topic won more than 59% support at our annual meeting. This 59%-support represented more than 49% support from all shares outstanding.

The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote (based on yes and no votes only).

The above shareholder votes shows there is strong support to enhance our corporate governance. Please encourage our board to respond positively to this proposal to allow a Shareowner right to call Special Shareowner Meetings.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 6

The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders and recommends a vote against the proposal.

The Company’s Annual Meeting of shareholders provides ample opportunity for shareholders to raise appropriate matters. Shareholders have frequently used the Annual Meetings to have their concerns communicated to all of the Company’s shareholders—including through proposals such as this proposal. In addition, the Company and the directors are always willing to consider the views and concerns of shareholders. The board has established several procedures for shareholders to communicate with management and members of the Board outside of the annual stockholder meetings. We believe these avenues strike the appropriate balance for providing an efficient and cost-effective voice for shareholders.

For a company with as many shareholders as Weyerhaeuser, a special meeting of shareholders is both expensive and time-consuming. The Company must prepare the required disclosure documents and distribute the information to all shareholders. In addition, the Board and members of senior management must dedicate significant time to prepare for and conduct the meeting—time that would otherwise be spent in the operation of our businesses. Because of the substantial costs to all of our shareholders, we believe special meetings should be called only when the broad interests of a substantial number of shareholders are implicated. The proposal effectively allows a relatively small minority of shareholders to unilaterally direct Company resources and management attention. The shareholders calling a special meeting have no legal obligation to consider the interests of other shareholders. Furthermore, the proposal includes no limit on the number of special meetings such a small minority of shareholders could call. Multiple meetings in a single year would be expensive and could significantly distract management and disrupt the conduct of our business.

There is also little basis for the proponent’s assertion that special meetings are needed to protect shareholder interests in the case of extraordinary events. For those extraordinary circumstances where a matter cannot wait until the next annual meeting, the Company’s Bylaws permit a special meeting to be called by a majority of the Directors acting in their fiduciary duty to all shareholders. If the Board wishes to engage in major corporate actions, such as a merger or sale of substantially all the Company’s assets, the Board is required to secure the approval of shareholders. The Board also is required to obtain shareholder approval of other non-routine events, such as the adoption of equity incentive plans, issuance of significant amounts of stock or amendments to the Company’s Articles of Incorporation.

The Board believes that it is in the best position to determine when it is in the best interest of the shareholders as a whole to incur the burden and expense of a special meeting and that the Annual Meeting strikes the right balance between the desire of one or more shareholders to present a proposal for formal shareholder action and the administrative burden and potential distraction of convening shareholder meetings more often than once a year.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon request for such information. Requests may be sent to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777; by email at CorporateSecretary@Weyerhaeuser.com or by calling (253) 924-5273.

ITEM 7—SHAREHOLDER PROPOSAL ON AN FSC CERTIFICATION REPORT

A shareholder has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the annual meeting.

Whereas:

Weyerhaeuser Company is committed to sustainable forestry and "certifying products to credible sustainable forestry standards is an essential part of this commitment", The Company participates In the Sustainable Forestry Initiative (SFI) certification scheme in the United States and the Canadian Standards Association (CSA) standard within Canada.

Weyerhaeuser has chosen not to pursue participation in the Forestry Stewardship Council (FSC) certification scheme in North America despite strong Indications of growing market demand for products certified to this standard.

The area of US and Canadian forest certified to FSC's standards surpassed the 100 million acre (40 million hectare) mark in June 2009. This representing 40 percent growth since January 2008, the milestone has helped solidify FSC's position as the fastest-growing forest certification system in the world (http://www.fsc.org/news.html?&no_cache=18tx_ttnews%5Btt_ news%5D=167&cHash=475495ed34 and http:timber.unece.org/fleadmin/DAM/FPAMR2008.pdf).

Home Depot, the world's largest home improvement retailer, started giving preferential treatment to FSC certified products in 1999 and has slowly transitioned many vendors to FSC certified wood.

Home Depot's Canadian competitor, RONA, has gone even further with a wood procurement policy that sets a target of 25% of lumber sold in RONA stores will be FSC certified by 2012. While RONA recognizes all certification schemes, the company has stated a preference for FSC because this standard better meets RONA s requirements on relationships with Indigenous people and blodiversity conservation (http,//rona.ca/img/ATTACHMENT1227276300732.pdf).

Lowe's wood procurement policy also commits to wood products from independently certified, well-managed forests, recognizing that the FSC certification system has the highest certification criteria standards and will be given preference over other schemes.

IKEA's short-term goal is that 30% of the wood material used in IKEA products shall be certified according to Level 4 of IKEA's staircase model. Currently, FSC is the only Level 4 certification scheme recognized by IKEA (bLp://www.lkea-group.ikea.com/repository/documents/1170,pdf).

In September 2009, Weyerhaeuser delivered its first FSC certified product in Europe, which represents a key product In a wider company strategy to develop markets in Europe for-high quality sustainable and certified timber products (http://www.designbuild-network.com/contractors/construct_materials/weyerhaeuser/press3.html).

Forest Industry peers such as Tembec are aggressively pursuing the FSC market in North America. As of October 31, 2007, 100% of Tembec's FSC-commitment area was FSC certified, up from 57% In 2004.

Resolved:

The Board of Directors provide a report to shareholders by September 2010, prepared at reasonable cost and omitting proprietary information, describing the costs and benefits of incorporating FSC certified wood-products Into Weyerhaeuser's North American corporate strategy.

Supporting Statement:

Weyerhaeuser shows a strong commitment to forestry certification through support for SFI and CSA In North America. However, the company has failed to provide a compelling argument as to why FSC cannot also be supported. There is concern that the company may be missing out on business opportunities as demand for FSC continues to grow. The report requested will provide assurance to investors that the company has comprehensively considered key market trends relating to certified forest products; procurement policies throughout Weyerhaeuser's supply chain that apply to certified forest products; and the rationale for the current approach to FSC certification In North America.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 7

Weyerhaeuser certifies its forests to credible third-party certification programs, and we put labels on our products to show the fiber is from responsible sources. In North America we’ve chosen the Sustainable Forestry Initiative (SFI® ) standard. With more than 180 million acres certified, SFI is the single largest forest certification standard in the world. It lets us offer our customers a reliable supply of high quality, certified products at competitive prices.

SFI is especially strong in promoting good forestry practices throughout the supply chain. Most of the wood used in the U.S. comes from forests owned by individuals and families, which are not commonly certified. Under SFI, Weyerhaeuser and other certified mill owners fill this gap by training loggers, engaging in outreach and education with family forest owners, and requiring our suppliers to use best management practices when sourcing wood from uncertified lands. This ensures companies leave buffers of trees along streams, build good roads, and use the right equipment and timing to avoid soil erosion. No competing forest certification system delivers a comparable level of environmental protection throughout the supply chain.

We appreciate the brand recognition FSC enjoys and use the FSC standard where it makes sense for us and our customers. But the FSC standards are highly variable and more lenient outside the US, as shown on the chart below. This causes several problems. First, it encourages imports of FSC-labeled products produced under lower environmental standards than those certified to the SFI standard in North America. Second, it calls into question the environmental claims associated with the products. Last October a coalition of individuals and companies, of which Weyerhaeuser is a member, filed a letter with the US Federal Trade Commission raising issues of false advertising based in part on the variability among FSC standards. Finally, the FSC standards applicable to Weyerhaeuser lands—the Pacific and Southern standards—are not commercially viable. We have assessed the costs and they are well in excess of a $1 billion in net present value and near-term cash flow.

Our choice of the SFI standard has strong support from our customers, and we proudly sell SFI-certified wood to Home Depot, Lowe’s, RONA, and IKEA as well as thousands of other customers throughout the world who want to know that their products come from responsible sources. Another strong market for certified wood products is wood purchased by government agencies under “green building” standards. SFI qualifies under all major government programs, including those of the United Kingdom’s Central Point of Expertise on Timber, the United States General Services Administration, and Public Works and Government Services Canada. SFI-certified wood also earns credits under the National Green Building Standard, the most important voluntary green building standard for home builders.

Third-party forest certification is an important tool to promote sustainable forest management and responsible procurement around the world. With only 10 percent of the world’s forests certified, the goal should be to get more land certified instead of debating which certification is best. The board recommends a vote against this proposal.

Comparison of Most Costly Management Limitations in SFI and Selected FSC Regional and National Standards for an Enterprise > 10,000 acres

	FSC Canada Boreal	FSC Russia	FSC Sweden	FSC Canada Great Lakes	FSC US Lake States	FSC US Southeast	FSC United Kingdom	FSC British Columbia	FSC New Zealand (1)	FSC US Pacific Coast	SFI US, Canada
Area certified (2008) (x 1,000 acres)	45,350	42,297	24,057	20,314	15,743	4,443	3,715	2,462	2,319	1,928	163,330
Harvest at sustainable rates?	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes	Yes
Streams protected? Width of streamside management zones (SMZs) specified?	Yes 66’, additional 148’ as needed	Yes References Russian law	Yes References Swedish law	Yes No	Yes No	Yes References state law and guidelines (BMPs)	Yes References UK law and guidelines	Yes 230’ (fish bearing) 132’ (non- fish perennial) 50’ (intermittent)	Yes References NZ laws and BMPs, 15’ setback for planting	Yes 150’ (fish bearing) 100’ (non- fish perennial) 75’ (intermittent)	Yes References state and provincial laws and BMPs
“Clearcut size”: limits on size of harvest openings?	No	No	No	No	No (natural forest) (2)	No (natural forest) 40 acres (3) (plantation)	No	No	No	6 acres (natural forest) 40 acres avg., 60 or 80 acres max. (plantations)	120 acres average
“Green-up”: harvest limited until adjacent stand reaches a given height?	No	No	No	No (natural forest)	No (natural forest)	10’ (hardwood plantations)	No	No	No	7’ (plantation)	5’ or 3 years
Retention requirements within harvest openings?	10% min. (5% if small harvest)	20 trees per acre or approx. 1% in clumps	4 trees/ acre	10-12 trees per acre	No	No	No	5-10 trees per acre	No	30% (natural forest)	No (4)
Mandatory set-aside of land? (5)	No	Representative ecosystem network; 5% (in regional standards)	5%	No	No	25% (6) (plantation)	15% (7)	12-24%	10% encouraged but not mandatory (plantation)	50% (8) (plantation)	No (9)

Sources: National Council for Air and Stream Improvement, SFI, FSC. Compiled by Weyerhaeuser (2009).

(1)	Based on Smartwood’s interim standard for New Zealand.

(2)	The Lake States and some other US FSC standards include a 40-acre limit on clearcut size and a 10’ green-up requirement in plantations, but certifications outside the US South and Pacific Northwest are unlikely to be classified by FSC as plantations.

(3)	Unless a larger opening can be justified by scientifically credible analysis.

(4)	SFI requires tree retention for wildlife but the number is unspecified. Some state rules and guidelines specify numbers, e.g., 2-5 trees per acre in WA and OR.

(5)	May include land reserved under other provisions. Other FSC US standards besides the US Southeast and Pacific Coast have set-asides under the plantation standard, but forests outside these two regions are unlikely to be classified as plantations.

(6)	For comparison, FSC reported the average set-aside under its plantation standard globally as 12%.

(7)	Only 6% must be in reserves (1% in plantations, 5% in semi-natural woodlands). The other 9% can be managed as natural forest.

(8)	20% must be set aside permanently and 30% for 30-40 years beyond financial targets.

(9)	Weyerhaeuser’s experience under SFI in the US West and South is that an average of 14% of land is set aside for water quality, wildlife habitat and biodiversity rather than timber production.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon request for such information. Requests may be sent to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777; by email at CorporateSecretary@Weyerhaeuser.com or by calling (253) 924-5273.

ITEM 8—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements for fiscal year 2009. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for fiscal year 2010 and the Company’s system of internal controls over financial reporting.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the Board of Directors adopted a shareholder rights plan policy. The policy provides that the Board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

In 1991, the Board of Directors adopted a confidential voting policy to protect our shareholders’ voting privacy. The policy provides that ballots, proxy forms and voting instructions returned to banks, brokerage firms and other holders of record must be kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if:

•	disclosure is required by applicable law,
•	a shareholder authorizes disclosure or
•	to resolve legal claims or disputes regarding ballots, proxy forms or votes, or the accuracy of any vote tabulation.

In the event the Company receives notice of a proxy contest, the Company will request that the proponent and all agents and other persons engaged by the proponent agree to this voting policy. The Company will not be bound to comply with this policy during a proxy contest if the proponent is not willing to be bound by the policy as well.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the Company and subsidiaries for 2009 and has been selected to do so for 2010. Representatives of KPMG LLP are expected to be present at the annual meeting and will able to speak if they wish to do so and will be available to answer appropriate questions.

The Company was billed for professional services provided during fiscal years 2008 and 2009 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2008	Fee Amount 2009
Audit Fees (1) (2)	$10,739,300	$5,896,300
Audit Related Fees (2)	$442,000	$417,000
Tax Fees (3)	$144,000	$51,000
All Other Fees	$0	$0
Total (4)	$11,325,300	$6,364,300

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 31, 2008 and December 31, 2009, for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting.
(2)	Primarily fees for services rendered in support of employee benefit plan audits for the fiscal years ended December 31, 2008 and December 31, 2009.
(3)	Fees for services rendered related principally to international tax services.
(4)	Audit fees in 2008 included $2,845,000 in fees associated with the sale of the assets of the Containerboard Packaging and Recycling business to International Paper.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the Committee to one or more of its members and the Committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated, any such approval of services must be reported to the Committee at its next scheduled meeting. During fiscal 2008 and 2009, 1.27% and 0.80%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders who wish to present proposals in accordance with the SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so they are received by the Corporate Secretary at the

Company’s executive offices no later than the close of business on November 10, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

The Company’s Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a shareholder wishes to bring business to a meeting for consideration under the Bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

The Company’s Bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our Bylaws and in SEC rules. In addition, to be eligible to be a nominee, the person must be able to make certain agreements with the Company as described in our Bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our Bylaw and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the Bylaw, SEC and other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2011 annual meeting should be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777.

Public disclosure of the date of the 2010 annual meeting was made in the Notice of 2009 Annual Meeting of Shareholders and Proxy Statement. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2010 annual meeting is April 14, 2011.

For the Board of Directors

CLAIRE S. GRACE

Vice President and Corporate Secretary

Federal Way, Washington

March 10, 2010

Exhibit A

ARTICLES OF INCORPORATION OF

WEYERHAEUSER COMPANY

If the Board proposal described in Item 2 to amend the Company’s Articles of Incorporation to declassify the Board and remove supermajority provisions is approved, then the Board of Directors will direct the Company to amend and restate the Company’s Articles of Incorporation to read as follows:

ARTICLE I

The name of this corporation shall be “Weyerhaeuser Company.”

ARTICLE II

The purposes for which this corporation is organized are:

1. To engage in any form of mining, manufacturing, mercantile, financial, transportation, real estate, recreation or service enterprise not contrary to law.

2.	Without limiting the generality of the foregoing, to engage in:

(a) The construction, maintenance and operation of logging roads, chutes, flumes, and artificial watercourses or waterways and other ways for the transportation of logs and other timber products;

(b) Catching, booming, sorting, rafting and holding logs, lumber or other timber products;

(c) Clearing out and improvement of rivers and streams and driving, sorting, holding and delivering logs and other timber products;

(d) Constructing, operating or maintaining telegraph, telephone and other communication or electronic facilities; and

(e) Building, equipping and operating railway, road or bridge, canal, airport or other forms of land, water and air transportation facilities.

ARTICLE III

1. The aggregate number of shares which this corporation is authorized to issue shall be 447,000,000, consisting of 7,000,000 preferred shares having a par value of $1.00 per share, 40,000,000 preference shares having a par value of $1.00 per share, and 400,000,000 common shares having a par value of $1.25 per share. Shares redeemed, purchased or otherwise reacquired, or surrendered to the corporation on conversion, shall have the status of authorized and unissued shares of the class of which they were a part when initially issued and may be reissued as part of the same or a different series of the same class of which they were a part when initially issued; unless, as part of the action of the Board of Directors taken to create any series, the Board of Directors restricts the right of reissuance, in which case such restricted right will be operative. Each two common shares having a par value of $1.875 per share heretofore authorized and issued is hereby changed into three common shares having a par value of $1.25 per share.

2. The Board of Directors is expressly vested with authority to divide the preferred shares and the preference shares into series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All preferred shares shall be identical and all preference shares shall be identical, except in each case as to the following relative rights and preferences, as to which the Board of Directors may fix and determine variations among the different series of each class:

(a) The rate of dividend;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary and involuntary liquidation, provided that the aggregate amount so payable with respect to all series of preferred shares shall not exceed $350,000,000;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted;

(f) If permitted by the laws of the State of Washington, voting rights, if any.

3. The preferences, limitations and relative rights of the preferred shares of each series, the preference shares of each series and the common shares are as follows:

(a) Out of the funds of the corporation legally available for payment of dividends, the holders of the preferred shares of each series and the preference shares of each series shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate determined by the Board of Directors for such series, and no more. Dividends on the preferred shares and the preference shares shall accrue on a daily basis from such date as may be fixed by the Board of Directors for any series. Unless dividends at the rate prescribed for each series of preferred shares shall have been declared and paid or set apart for payment in full on all outstanding preferred shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preferred shares, and no sum or sums shall be set aside for the redemption of preferred shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preferred shares. Unless dividends at the rate prescribed for each series of preference shares shall have been declared and paid or set apart for payment in full on all outstanding preference shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preference shares, and no sum or sums shall be set aside for the redemption of preference shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preference shares. Accrued and unpaid dividends on the preferred shares and on the preference shares shall not bear interest.

(b) Out of any funds of the corporation legally available for dividends and remaining after full cumulative dividends upon all series of preferred shares and preference shares then outstanding shall have been paid or set apart for payment for all past dividend periods and the current dividend period, then, and not otherwise, the Board of Directors may declare and pay or set apart for payment dividends on the common shares, and the holders of preferred shares and preference shares shall not be entitled to share therein.

(c) In the event of voluntary or involuntary liquidation of the corporation, before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preferred shares, the holders of the preferred shares of each series shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article III, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preferred shares. If, in the event of such liquidation, the assets of the corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preferred shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. In the event of such liquidation, subject to such right of the holders of the preferred shares of each series, but before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preference shares, the holders of the preference shares of each series shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article III, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preference shares. If, in the event of such liquidation, after full payment of the preferential amounts of the preferred shares of each series, the assets of the corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preference shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. If, in the event of such liquidation, the holders of the preferred shares of each series and the preference shares of each series shall have received full payment of their respective preferential amounts, the holders of the common shares shall be entitled, to the exclusion of the holders of the preferred shares of each series and the preference shares of each series, to share ratably in all remaining assets of the corporation available for distribution to shareholders. Neither the consolidation nor merger of the corporation with or into any other corporation or corporations, the sale or lease of all or substantially all of the assets of the corporation, nor the merger or consolidation of any other corporation into and with the corporation, shall be deemed to be a voluntary or involuntary liquidation.

(d) Each outstanding preferred share shall be entitled to one vote, not as a class, on each matter submitted to a vote at a meeting of shareholders, and the holders of preference shares shall have no voting rights except as provided in this Article III, provided, however, that if the Board of Directors is permitted by law to vary voting rights as between series of a class, and does in fact do so, then the voting rights of any series of either class shall be those determined by the Board of Directors under paragraph 2(f) of this Article III. Notwithstanding the foregoing: (i) as long as any preferred shares shall be outstanding, the corporation will not, without the affirmative vote or consent in writing of at least two-thirds of the outstanding preferred shares, amend these Articles of Incorporation for the purpose of, or take any other action to, (A) increase the aggregate number of preferred shares or shares of any other class ranking as to dividends or assets on a parity with or prior to the preferred shares, (B) change the designations, preferences, limitations, voting or other relative rights of the preferred shares or of any outstanding series of preferred shares, (C) effect an exchange, reclassification or cancellation of all or part of the preferred shares, (D) change the preferred shares into the same or a different number of shares, with or without par value of the same or any other class, or (E) cancel or otherwise affect dividends on the shares of any series of preferred shares which have accrued but have not been declared, and (ii) as long as any preference shares shall be outstanding, the corporation will not, without the affirmative vote or consent in writing of at least two-thirds of the outstanding preference shares, amend these Articles of Incorporation for the purpose of, or take any other action to, (A) increase the aggregate number of preferred or preference shares or shares of any other class ranking as to dividends or assets on a parity with or prior to the preference shares, (B) change the designations, preferences, limitations, voting or other relevant rights of the preference shares or of any outstanding series of preference shares, (C) effect an exchange, reclassification or cancellation of all or part of the preference shares, (D) change the preference shares into the same or a different number of shares, with or without par value, of the same or another class, or (E) cancel or otherwise affect dividends on the shares of any series of preference shares which have accrued but have not been declared.

(e) Whenever dividends on the preferred shares shall be in arrears in an aggregate amount equal to at least six quarterly dividends thereon, whether or not consecutive, then the holders of the preferred shares, voting as a class, shall be exclusively entitled to elect two additional directors beyond the number specified in the bylaws to be elected from time to time by all shareholders and beyond the number specified in this paragraph (e) to be elected by holders of the preference shares. Whenever dividends on the preference shares shall be in arrears in an aggregate amount equal to at least six quarterly dividends thereon, whether or not consecutive, then the holders of the preference shares, voting as a class, shall be exclusively entitled to elect two additional directors beyond the number specified in the bylaws to be elected from time to time by all shareholders and beyond the number specified in this paragraph (e) to be elected by holders of the preferred shares.

(f) At any time when the holders of a class of shares become entitled as a class to elect additional directors pursuant to paragraph 3(e) of this Article III (the “special voting rights”), the maximum authorized number of members of the Board of Directors shall automatically be increased by the number of such directors specified in such paragraph 3(e) and the vacancies so created shall be filled only by vote of the holders of such class as hereinafter set forth. Whenever the special voting rights of a class shall have vested, such rights may be exercised initially either at a special meeting of the holders of such class called as hereinafter provided or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at such annual meetings. If, at the time of the vesting of the special voting rights of a class, the date fixed for the next annual meeting of shareholders is not within 90 days of such time, the president of the corporation shall call a special meeting of the holders of such class. Such special meeting shall be held at the earliest practicable date upon the notice required and at the place designated for annual meetings of shareholders. If such special meeting shall not be called by the president within 20 days after the special voting rights of such class shall have vested, holders of not less than one-tenth of the shares of such class entitled to vote at such special meeting may call such special meeting at the expense of the corporation. Any holder of shares of a class, the special voting rights for which shall have vested, shall have access to the appropriate share ledger of the corporation for the purpose of causing such special meeting to be so called. At any annual meeting of shareholders or at any special meeting at which the holders of a class of shares shall have special voting rights, 20% of the shares of such class entitled to special voting rights, represented in person or by proxy, shall constitute a quorum for such class. At any such meeting or adjournment thereof, (i) the absence of a quorum of a class of shares having special voting rights shall not prevent the election of directors, if any, to be elected pursuant to other special voting rights or pursuant to other than special voting rights, and the absence of a quorum of shares for the election of directors pursuant to other than special voting rights shall not prevent the election of directors pursuant to special voting rights, and (ii) in the absence of one or more of such quorums, a majority of the holders, represented in person or by proxy, of each class of shares which lacks a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the office of any director elected pursuant to the special voting rights of a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director or directors elected pursuant to the special voting rights of such class shall choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. The special voting rights of a class shall continue until all arrears in payment of quarterly dividends on such class shall have been paid and the dividends thereon for the current quarter shall have been declared and paid or set apart for payment. Upon any termination of the special voting rights of a class, the term of office of the directors then in office elected pursuant thereto shall terminate immediately and the maximum authorized number of members of the Board of Directors shall automatically be reduced accordingly.

(g) Subject to any applicable provision of law or this Article III, the corporation shall have the right to purchase, or otherwise reacquire, at public or private sale or otherwise any shares of any class, except that no preferred shares shall be purchased unless dividends on all preferred shares have been declared and paid or set apart for payment in full for all past dividend periods and no preference shares shall be purchased unless dividends on all preference shares have been declared and paid or set apart for payment in full for all past dividend periods.

4. The Board of Directors may from time to time authorize the issuance of shares of this corporation, whether now or hereafter authorized, without first offering such shares to the shareholders of this corporation.

ARTICLE IV

The time of the existence of this corporation shall be perpetual.

ARTICLE V

1. The business and affairs of the corporation shall be managed under the direction of a Board of Directors consisting of not fewer than nine (9) nor more than thirteen (13) directors, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Whenever used in these Articles of Incorporation, the phrase “entire Board of Directors” shall mean that number of directors fixed by the most recent resolution adopted pursuant to the preceding sentence prior to the date as of which a determination of the number of directors then constituting the entire Board of Directors shall be relevant for any purpose under these Articles of Incorporation~~. The directors shall be classified, with respect to the term for which they severally hold office, into three classes, each class to be as nearly equal in number as possible, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified.~~ At each annual meeting of shareholders of the corporation, the successors to ~~the class of~~each director~~s~~ whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders. ~~held in the third year following the year of their election.~~

2. Any vacancy occurring in the Board of Directors and any newly created directorship resulting from any increase in the number of directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Any director may be removed from office with or without cause only by the affirmative vote of the holders of a majority of the voting capital stock ~~and may be removed from office without cause only by the affirmative vote of the holders of 67% of the voting capital stock or, in either case, such other percentage as may be required by applicable law; provided, however, that if applicable law permits to be required a higher percentage of the votes of the holders of the voting capital stock to approve any such removal, then the directors may be removed, with or without cause, as the case may be, only by the affirmative vote of the holders of the lesser of (i) 80% of the voting capital stock and (ii) the maximum percentage of such voting capital stock permitted to be required for such approval.~~

4. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the bylaws.

5. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference shares or of any other class or series of shares issued by the corporation shall have the right, voting separately by class or series, to elect directors under specified circumstances, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be classified pursuant to this Article V ~~unless expressly provided by such terms~~.

ARTICLE VI

In all elections for directors, every shareholder shall have the right to vote in person or by proxy the number of shares of stock held by him for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE VII

~~1.~~ Bylaws may be adopted, altered, amended or repealed or new bylaws enacted by the affirmative vote of a majority of the entire Board of Directors (if notice thereof is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice thereof is contained in the notice of such meeting).

~~2. Nothwithstanding anything contained in paragraph 1 of this Article VII to the contrary, either (i) the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Sections 1 and 2 of Article II, Section 1 of Article III, Article XII and Section 2 of Article XIII of the bylaws. For purposes of this Article VII and Article VIII, the term “Continuing Director” shall mean any member of the Board of Directors who was a member of the Board of Directors on August 13, 1985 or who is elected to the Board of Directors after August 13, 1985 upon the recommendation of a majority of the Continuing Directors, voting separately and as a subclass of directors on such recommendation.~~

ARTICLE VIII

Notwithstanding any other provisions of law, these Articles of Incorporation (except as hereinafter provided) or the bylaws of the corporation, the affirmative vote of a majority of the entire Board of Directors and the affirmative vote of the holders of at least ~~80% of the votes entitled to be cast by the holders of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, VIII and IX and paragraph 2 of Article VII of these Articles of Incorporation or any provision of such Articles; provided, however, that the affirmative vote of the holders of 66-2/3%~~ a majority of the votes entitled to be cast by the holders of all shares entitled to vote generally in the election of directors, voting together as a single class, shall be sufficient to approve any alteration, amendment or repeal of, or adoption of ~~any provision inconsistent with, Articles V, VI, VIII and IX and paragraph 2 of Article VII of~~ these Articles of Incorporation ~~that is approved by the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors~~.

ARTICLE IX

Except as otherwise required by law and subject to the rights of the holders of any class of shares having a preference over the common shares as to dividends or upon liquidation, special meetings of shareholders of the corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

~~ARTICLE X~~

~~1.(a) From and after the time that the corporation is made aware of the existence of an Interested Shareholder (as hereinafter defined) and so long as there continues to be an Interested Shareholder, in addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article X:~~

~~(i) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) or any exchange of shares of the corporation or any Subsidiary pursuant to a plan of exchange;~~

~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the corporation or any Subsidiary of any assets, securities or commitments of any person having an aggregate Fair Market Value (as hereinafter defined) of Fifty Million Dollars ($50,000,000) or more;~~

~~(iii) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries;~~

~~(iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, or any security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint- venture participation or other arrangement involving, any assets, securities or commitments of the corporation or any Subsidiary, or any issuance, transfer or sale of any securities of the corporation or any Subsidiary, or any combination of the foregoing (whether in one transction or a series of transactions), having an aggregate Fair Market Value of, and/or involving an aggregate amount of, Fifty Million Dollars ($50,000,000) or more, and/or constituting substantially all, or an integral part of, the assets or business of an industry segment (as that term is commonly used with reference to the business of publicly-owned corporations) of the business of the corporation or any Subsidiary, and/or involving aggregate commitments of Fifty Million Dollars ($50,000,000) or more;~~

~~(v) the adoption of any plan or proposal for the liquidation or dissolution (or revocation thereof) of the corporation; or~~

~~(vi) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (v);~~

~~shall require the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all shares of the corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~

~~(b) The term “Business Transaction” used in this Article X shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of paragraph 1(a) of this Article X.~~

~~(c) This paragraph 1 of this Article X shall not apply with respect to purchases and/or sales of goods, services, and products other than timber, made in the ordinary course of the corporation’s business, consistent with its past practice.~~

~~2. The provisions of paragraph 1 of this Article X shall not be applicable to any Business Transaction, and such Business Transaction shall require only such affirmative vote as is required by law or any other provision of these Articles of Incorporation, if the Business Transaction shall have been approved by a majority of the Continuing Directors (as hereinafter defined), voting separately and as a subclass of directors.~~

~~3.~~	~~For the purposes of this Article X:~~

~~(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on July 22, 1985 (the term “registrant” in said Rule 12b-2 meaning, in this case, the corporation).~~

~~(b) “beneficially owned” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on July 22, 1985.~~

~~(c) “Continuing Director” means any member of the Board of Directors who was a member of the Board of Directors on August 13, 1985 or who is elected to the Board of Directors after August 13, 1985 upon the recommendation of a majority of the Continuing Directors, voting separately and as a subclass of directors on such recommendation.~~

~~(d) “Fair Market Value” means: (x) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the~~

~~Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by majority vote of the Continuing Directors; and (y) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by majority vote of the Continuing Directors.~~

~~(e) “Interested Shareholder” at any particular time means any person (other than the corporation or any Subsidiary and other than any pension, profit-sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:~~

~~(i) is at such time the beneficial owner, directly or indirectly, of shares of the corporation having ten percent (10%) or more of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock;~~

~~(ii) at any time within the two-year period immediately prior to such time was the beneficial owner, directly or indirectly, of shares of the corporation having ten percent (10%) or more of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock; or~~

~~(iii) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;~~

~~provided, however, that “Interested Shareholder” shall not mean any person who or which, as of July 22, 1985, met any of the conditions set forth in clauses (i), (ii) or (iii).~~

~~(f) “person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.~~

~~(g) “Subsidiary” means any corporation of which a majority of any class or series of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 3(e) of this Article X, the term “Subsidiary” shall mean only a corporation of which a majority of each class or series of equity security is owned, directly or indirectly, by the corporation.~~

~~(h) A person shall be a “beneficial owner” of any shares of Voting Stock:~~

~~(i) which are beneficially owned, directly or indirectly, by such person or any of its Affiliates or Associates;~~

~~(ii) which such person or any of its Affiliates or Associates has (x) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or~~

~~(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.~~

~~(i) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 3 (e) of this Article X, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of paragraph 3 (h) of this Article X but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.~~

~~4. For the purposes of this Article X, the Continuing Directors shall have the power and duty to determine, by majority vote, on the basis of information known to them after reasonable inquiry, whether any transaction specified in paragraphs 1 (a) (ii) and 1 (a) (iv) meets the monetary tests set forth therein.~~

~~5. The provisions of this Article X shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Transaction or recommend its adoption or approval to the shareholders, nor shall any provision of this Article X be construed as limiting, prohibiting or otherwise restricting in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Transaction.~~

~~6. No action taken by, or omission of, a Continuing Director in the exercise (or non-exercise) of the authority and discharge of the responsibilities conferred or imposed upon Continuing Directors by this Article X shall be deemed to be, or involve, a breach of the fiduciary duty of such Continuing Director to the shareholders of the corporation unless it can be demonstrated by the person asserting such breach that the Continuing Director acted (or failed to act) in bad faith and in a manner inconsistent with the provisions and spirit of this Article X.~~

~~7. Notwithstanding any other provisions of law, these Articles of Incorporation (except as hereinafter provided) or the bylaws of the corporation, the affirmative vote of a majority of the entire Board of Directors and the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, this Article X or any provision hereof; provided, however, that the affirmative vote of the holders of 66 2/3% of all outstanding shares of Voting Stock, voting together as a single class, shall be sufficient to approve any alteration, amendment or repeal of, or adoption of any provision inconsistent with, this Article X or any provision hereof that is approved by the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors. The phrase “entire Board of Directors” shall mean that number of directors fixed by the most recent resolution adopted by the Board of Directors prior to the date as of which a determination of the number of directors then constituting the entire Board of Directors shall be relevant for any purpose under this Article X.~~

~~8. All reasonable expenses (including, without limitation, attorneys’ fees and disbursements) incurred by the Continuing Directors in the exercise of the authority, and discharge of the responsibilities, conferred or imposed upon them by this Article X (or incurred by reason or as a consequence of the exercise of such authority or the discharge of such responsibilities, including, without limitation, all attorneys’ fees and disbursements incurred in asserting or defending any claim arising out of such exercise) shall be paid by the corporation. The provisions of this paragraph 8 of this Article X shall be deemed to be a contract between the corporation and the Continuing Directors, and it shall be the duty of the Chief Financial Officer of the corporation to make prompt payment thereof on the written request of a majority of the Continuing Directors, accompanied by appropriate vouchers and invoices. The rights conferred upon the Continuing Directors, and the obligations imposed upon the corporation, by this paragraph 8 of this Article X shall be in addition to the rights of the Continuing Directors, as directors, to indemnification under the bylaws of the corporation;~~

 ~~provided, however, that the corporation shall not, by reason of this sentence, be obliged to make duplicate payments of any item of expense incurred by a Continuing Director.~~

ARTICLE X~~I~~

To the full extent the Washington Business Corporation Act permits the limitation or elimination of liability of directors, a director of this corporation shall not be personally liable to this corporation or its shareholders for monetary damages for conduct as a director, provided that, except as provided in the next succeeding sentence, this provision shall not eliminate or limit liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B~~A~~.08.310~~450~~ of the Washington Business Corporation Act or any successor provision, or (iii) for any transaction from which the director will personally receive a benefit in money, property or service to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation, for or with respect to any action or omission of such director occurring prior to such amendment or repeal, existing at the time of such repeal or modification.

ARTICLE XI~~I~~

This corporation may indemnify, including the making of advances of expenses and the making of contracts with directors with respect to indemnity, and may purchase and maintain insurance for, its directors, officers, trustees, employees, and other persons and agents, and (without limiting the generality of the foregoing) shall indemnify its directors, including the making of advances of expenses, against all liability, damage and expenses arising from or in connection with service for, employment by, or other affiliation with this corporation or other firms or entities to the maximum extent and under all circumstances permitted by law as then in effect.

Pursuant to Section 23B.08.560(2) of the Washington Business Corporation Act or any successor provision, the procedures for indemnification and the advancement of expenses set forth in the bylaws of the corporation are in lieu of the procedures requires by Section 23B.08.550 of the Washington Business Corporation Act or any successor provision.

Exhibit B

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

RELATING TO AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES AND

RELATING TO OWNERSHIP LIMITATIONS

If the Board proposal described in Item 3 regarding the issuance of additional common shares as part of a special dividend related to the Company’s election of REIT status is approved and the Board proposals described in Items 4 and 5 to amend the Company’s Articles of Incorporation to increase the number of authorized shares and to include ownership and transfer restrictions to facilitate the Company’s qualification for REIT status also are approved, then the Board of Directors may, in its discretion, direct the Company to amend and restate Section 1 of Article III of the Company’s Articles of Incorporation to read as follows:

ARTICLE III

1. The aggregate number of shares which this corporation is authorized to issue shall be 1,407,000,000, consisting of 7,000,000 preferred shares having a par value of $1.00 per share, 40,000,000 preference shares having a par value of $1.00 per share, and 1,360,000,000 common shares having a par value of $1.25 per share. Shares redeemed, purchased or otherwise reacquired, or surrendered to the corporation on conversion, shall have the status of authorized and unissued shares of the class of which they were a part when initially issued and may be reissued as part of the same or a different series of the same class of which they were a part when initially issued; unless, as part of the action of the Board of Directors taken to create any series, the Board of Directors restricts the right of reissuance, in which case such restricted right will be operative. Each two common shares having a par value of $1.875 per share heretofore authorized and issued is hereby changed into three common shares having a par value of $1.25 per share.

B-1

Exhibit C

PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION

RELATING TO OWNERSHIP LIMITATIONS

If the Board proposal described in Item 3 regarding the issuance of additional common shares as part of a special dividend related to the Company’s election of REIT status is approved and the Board proposals described in Items 4 and 5 to amend the Company’s Articles of Incorporation to increase the number of authorized shares and to include ownership and transfer restrictions to facilitate the Company’s qualification for REIT status also are approved, then the Board of Directors may, in its discretion, direct the Company to amend and restate the Company’s Articles of Incorporation to add the following Article XII immediately following Article XI:

ARTICLE XII

1. DEFINITIONS. For the purpose of this Article XII, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” means, with respect to any Person, other than an Excepted Holder, 9.9% , in number of shares or value, of the outstanding shares of any class or series of Capital Stock, with such percentage being subject to adjustment pursuant to Sections 2.7(b) and 2.7(c) of this Article XII. In applying this Article XII, any questions as to value of any outstanding shares of any class or series of Capital Stock shall be resolved by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Owner” means, with respect to any shares of Capital Stock, (i) any Person who owns such shares of Capital Stock, whether directly or indirectly, (ii) any Person for whose benefit such shares of Capital Stock are held through a nominee, (iii) any Person who would be treated as the owner of such shares of Capital Stock through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, including, without limitation, interests that are issuable by this corporation pursuant to options, warrants or conversion rights, (iv) any Person who has, or would be considered to have, beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such shares of Capital Stock or (v) any Person who exercises “investment discretion,” within the meaning of Rule 13f-1(b) under the Exchange Act, with respect to such shares of Capital Stock. The terms “Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership,” “Beneficially Owning,” and “Beneficially Owns” have correlative meanings. All shares of Capital Stock Beneficially Owned by any Person, regardless of the form which such Beneficial Ownership takes, shall be aggregated in calculating the number of shares Beneficially Owned by such Person.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the state of Washington are authorized or required by law, regulation or executive order to close.

“Capital Stock” means all classes or series of equity shares of this corporation, including, without limitation, common shares, preferred shares and preference shares.

“Charitable Beneficiary” means one or more beneficiaries of a Trust as determined pursuant to Section 3 of this Article XII.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References herein to particular sections of the Code shall be deemed to include applicable successor provisions to such sections.

“Constructive Ownership” means ownership of any shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including, without limitation, indirect ownership through a nominee), including, without limitation, interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively,” “Constructively Own,” “Constructively Owned,” and “Constructively Owns” have the correlative meanings.

“Event” has the meaning set forth in Section 2.1(b)(1) of this Article XII.

“Excepted Holder” means any Beneficial Owner or Constructive Owner of any shares of Capital Stock for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 2.7 of this Article XII.

“Excepted Holder Limit” means the ownership limit established by the Board of Directors pursuant to Section 2.7 of this Article XII. An Excepted Holder Limit shall be subject to adjustment pursuant to Section 2.7 of this Article XII. An Excepted Holder Limit may be expressed, in the discretion of the Board of Directors, as one or more percentages or numbers of shares of Capital Stock, and may apply with respect to one or more classes or series of Capital Stock, or to all classes or series of Capital Stock in the aggregate.

“Initial Date” means the date on which these Articles of Amendment are accepted for record by the Secretary of State of the State of Washington; provided, however, that following any Restriction Termination Date, the term “Initial Date” means the date the Board of Directors determines that it is in the best interests of this corporation to attempt to qualify or requalify as a REIT.

“Market Price” means, with respect to any date and any class or series of outstanding shares of Capital Stock, the Closing Price for such shares of Capital Stock on such date. The “Closing Price” means, with respect to any day and any class or series of outstanding shares of Capital Stock, the last sale price for such shares of Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares of Capital Stock are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Capital Stock are listed or admitted to trading or, if such shares of Capital Stock are not listed or admitted or trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Capital Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Capital Stock, the fair market value of such shares of Capital Stock, as determined in good faith by the Board of Directors.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act. “Person” does not include an underwriter that participates in a public offering of any shares of Capital Stock for a period of 25 days following the purchase by such underwriter of such shares of Capital Stock.

“Prohibited Owner” means, with respect to any purported Transfer or Event, any Person who, but for the provisions of Section 2.1 of this Article XII, would Beneficially Own or Constructively Own additional shares of Capital Stock, and if appropriate in the context, also means any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” means the first day after any Initial Date on which the Board of Directors determines that it is no longer in the best interest of this corporation to attempt to, or continue to, qualify as a REIT, or that compliance by holders of Capital Stock with each of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock as provided in this Article XII is no longer in the best interests of this corporation.

“Transfer” means any direct or indirect sale, transfer, conveyance, gift, assignment, devise or other disposition by a Person, other than this corporation, that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock including, without limitation, (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for any shares of Capital Stock or any interest in any shares of Capital Stock or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” have the correlative meanings.

“Treasury Regulations” means the regulations promulgated by the Secretary of the Treasury under the Code.

“Trust” means any charitable trust to which Sections 2.1(b) and 3 of this Article XII refer.

“Trustee” means any Person acting as trustee of a Trust.

2. RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

2.1 Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a) Basic Restrictions.

(1) Except as provided in Section 2.7 of this Article XIII, no Person, other than an Excepted Holder, may Beneficially Own or Constructively Own any shares of Capital Stock equal to or in excess of the Aggregate Stock Ownership Limit, and no Excepted Holder may Beneficially Own or Constructively Own any shares of Capital Stock equal to or in excess of the Excepted Holder Limit for such Excepted Holder.

(2) No Person may Beneficially Own shares of Capital Stock if such Beneficial Ownership of Capital Stock would result in this corporation (i) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (ii) otherwise failing to qualify as a REIT.

(3) No Person may Constructively Own shares of Capital Stock if such Constructive Ownership would result in this corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by this corporation from such tenant would cause this corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(4) No Person may Transfer any Beneficial Ownership or Constructive Ownership of shares of Capital Stock, if, as a result of such Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(5) No Person may Constructively Own shares of Capital Stock if such Constructive Ownership of Capital Stock would result in this corporation not being a “domestically controlled” REIT within the meaning of Section 897(h) of the Code.

(6) No Person may Beneficially Own shares of Capital Stock if such Beneficial Ownership of Capital Stock would result in this corporation being “pension-held” within the meaning of Section 856(h)(3)(D) of the Code.

(b) Transfer in Trust.

(1)(A) If there is any purported Transfer of shares of Capital Stock (whether or not such purported Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or other purported event not constituting a Transfer (an “Event”) which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of any provision of Section 2.1(a) of this Article XII, then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which would otherwise cause such violation (rounded to the nearest whole share) shall automatically be transferred to one or more Trusts for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article XII, effective as of the close of business on the Business Day prior to the date of such purported Transfer or Event, and such Person shall acquire no rights in such shares, except as set forth in Section 3 of this Article XII.

      (B) If the transfer to the Trust or Trusts described in clause (A) of this Section 2.1(b)(1) would not be effective for any reason to prevent the violation of any provision of Section 2.1(a) of this Article XII, then the Transfer of that number of shares of Capital Stock that otherwise would cause a violation of any provision of Section 2.1(a) of this Article XII shall be void ab initio, and the Intended Transferee shall acquire no rights in or to such shares of Capital Stock.

(2) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 2.1(b) and Section 3 of this Article XII, such shares of Capital Stock shall be so transferred to a Trust in such manner as minimizes the aggregate value of such shares of Capital Stock that are transferred to the Trust (except to the extent that the Board of Directors determines that such shares of Capital Stock transferred to the Trust shall be those Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(3) If, upon any transfer of shares of Capital Stock to a Trust pursuant to this Section 2.1(b), a violation of any provision of Section 2.1(a) of this Article XII would nonetheless be continuing, then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 2.1(a) of this Article XII.

2.2 Remedies for Breach. If the Board of Directors determines, at any time, in good faith that a Transfer or Event has taken place that results in a violation of any provision of Section 2.1(a) of this Article XII, or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of any provision of Section 2.1(a) of this Article XII (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Event (or any Transfer or Event related to such intent), including, without limitation, causing this corporation to redeem shares, refusing to give effect to such Transfer on the books of this corporation, or instituting proceedings to enjoin such Transfer or Event; provided, however, that any Transfer or attempted Transfer or Event in violation of any provision of Section 2.1(a) of this Article XII shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer or Event shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of any provision of Section 2.1(a) of this Article XII, or any Person who would have owned shares of Capital Stock but for the transfer of such shares of Capital Stock to a Trust pursuant to the provisions of Section 2.1(b) of this Article XII, shall immediately give written notice to this corporation of such event, or in the case of such a proposed or attempted transaction or Event, give at least 15 days’ prior written notice, and shall provide to this corporation such other information as this corporation may request in order to determine the effect, if any, of such Transfer on this corporation’s status as a REIT.

2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every Beneficial Owner of five percent (or such other lower percentage as required by the Code or the Treasury Regulations) or more of the outstanding number or value of shares of any class or series of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to this corporation stating the name and address of such Beneficial Owner, the number of shares of Capital Stock Beneficially Owned by such Beneficial Owner and a description of the manner in which such shares of Capital Stock are held. Each such Beneficial Owner shall provide to this corporation such additional information as this corporation may request in order to determine the effect, if any, of such Beneficial Ownership on this corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of any shares of Capital Stock, and each Person (including, without limitation, the shareholder of record) who is holding any shares of Capital Stock for a Beneficial Owner or Constructive Owner, shall provide to this corporation such information as this corporation may request, in good faith, in order to determine this corporation’s status as a REIT or for other tax or compliance reasons.

2.5 Remedies Not Limited. Except as set forth in Section 4 of this Article XII, nothing contained in this Article XII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect this corporation and the interests of its shareholders in preserving this corporation’s status as a REIT, including, without limitation, by lowering the Aggregate Stock Ownership Limit.

2.6 Ambiguity. In the case of an ambiguity in the interpretation or application of any of the provisions of this Article XII, including, without limitation, any definition contained in Section 1 of this Article XII, the Board of Directors shall have the power to determine the application of the provisions of this Article XII with respect to any situation based on the facts known to it. In the event that this Article XII requires any action by the Board of Directors and these Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken. Any reference in this Article XII to the Board of Directors includes any duly authorized committee thereof.

2.7 Exceptions and Modifications.

(a) The Board of Directors, subject to such terms, conditions, representations and undertakings as it deems appropriate, may, in its sole discretion, (i) exempt a Person (prospectively or retroactively)

from the application of any of the provisions of Section 2.1(a) of this Article XII or (ii) establish an Excepted Holder Limit applicable to such Person; in each case, if such exception does not (A) result in this corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (B) cause the Capital Stock to be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), or (C) otherwise cause this corporation to fail to qualify as a REIT. Any Excepted Holder must agree to comply with any requirements established by the Board of Directors. Any violation or deemed violation of any such terms, conditions, representations or undertakings (or other action that is contrary to the restrictions contained in Sections 2.1 through 2.6 of this Article XII) will result in such Person, and any shares of Capital Stock that such Person may Beneficially Own or Constructively Own, or in which it may otherwise hold any direct or indirect interest, being subject to the provisions of Section 2.1(b) of this Article XII.

(b) The Board of Directors may, in its sole discretion, increase (i) the Excepted Holder Limit then applicable to one or more Excepted Holders or (B) the Aggregate Stock Ownership Limit; in each case, if such increase does not (A) result in this corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (B) cause the Capital Stock to be beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), or (C) otherwise cause this corporation to fail to qualify as a REIT.

(c) The Board of Directors may, in its sole discretion, reduce (i) the Excepted Holder Limit then applicable to one or more Excepted Holders, but in no case shall the Board of Directors reduce the Excepted Holder Limit with respect to any class or series of Capital Stock to a percentage less than the Aggregate Stock Ownership Limit that is then applicable, or (ii) the Aggregate Stock Ownership Limit.

(d) Prior to granting any exception pursuant to any provision of Section 2.7 of this Article XII, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable.

2.8 Written Notice or Legend.

(a) Except as provided in the next sentence, within a reasonable time after the issuance or transfer of uncertificated stock of this corporation, this corporation shall send or cause to be sent to the registered owner thereof a written notice stating substantially the following:

“The shares held in book-entry form evidenced by this statement are subject to certain ownership limitations and restrictions on transfer, as provided in the Articles of Incorporation of this corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Articles of Incorporation of this corporation may be obtained from this corporation without charge. A violation of these provisions could result in the shares evidenced by this statement being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.”

Instead of the foregoing statement, the written notice may state that this corporation will furnish a full statement about certain restrictions on ownership and transferability to a shareholder on request and without charge.

(b) Except as provided in the next sentence, each certificate issued after the Initial Date for shares of Capital Stock will bear substantially the following legend, or such other form of legend as determined by the Board of Directors:

“The shares represented by this certificate are subject to certain ownership limitations and restrictions on transfer, as provided in the Articles of Incorporation of this corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Articles of Incorporation of this corporation may be obtained from this corporation without charge. A violation of these provisions could result in the shares represented hereby being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.”

Instead of the foregoing legend, the certificate may state that this corporation will furnish a full statement about certain restrictions on ownership and transferability to a shareholder on request and without charge.

3. TRANSFER OF CAPITAL STOCK IN TRUST.

3.1 Ownership in Trust. Upon any purported Transfer or Event described in Section 2.1(b) of this Article XII that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee, as trustee of such Trust, for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Event that results in the transfer to the Trust pursuant to Section 2.1(b) of this Article XII. The Trustee shall be appointed by the Board of Directors and must be a Person unaffiliated with this corporation and the applicable Prohibited Owner. Each Charitable Beneficiary will be designated by the Board of Directors as provided in Section 3.6 of this Article XII. Any failure by the Board of Directors to so designate a Charitable Beneficiary will not affect the transfer of the shares of Capital Stock to the Trust.

3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. Except to the extent expressly provided herein, the Prohibited Owner shall not benefit economically from ownership of any shares of Capital Stock held in the Trust by the Trustee, shall have no rights to dividends or other distributions in respect of any shares of Capital Stock held in the Trust by the Trustee, and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Trust by the Trustee.

3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by this corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to the laws of the state of Washington, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by this corporation that the shares of Capital Stock have been transferred to the Trustee for the benefit of the Charitable Beneficiary; provided, however, that if this corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XII, until this corporation has received notification that shares of Capital Stock have been transferred into a Trust, this corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

3.4 Sale of Shares by Trustee. Within 90 days of receiving notice from this corporation that shares of Capital Stock have been transferred to the Trust, but in an orderly fashion so as to not materially adversely affect the trading price of the same class or series of such shares of Capital Stock, the Trustee of the Trust shall sell such shares of Capital Stock held in the Trust to a Person, designated by the Trustee, whose ownership of such shares of Capital Stock will not violate any of the ownership restrictions set forth in Section 2.1(a) of this Article XII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.4 of this Article XII. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares of Capital Stock (or, in the case the Prohibited Owner did not give value for the shares of Capital Stock in connection with the Transfer or Event causing such shares of Capital Stock to be held in a Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of such shares of Capital Stock on the day of the Transfer or Event that caused such shares of Capital Stock to be held in the Trust) and (2) the price per share received by the Trustee (net any commissions and other expenses of sale) from the sale of such shares of Capital Stock or other disposition of such shares of Capital Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by this corporation that shares of Capital Stock have been transferred to the Trustee, such shares of Capital Stock are sold by a Prohibited Owner, then (i) such shares of Capital Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.4, such excess shall be paid to the Trustee upon demand.

3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to this corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case the Prohibited Owner did not give value for such shares of Capital Stock in connection with the Transfer or Event causing such shares of Capital Stock to be held in a Trust (e.g., in the case of a gift, devise or other similar transaction), the Market Price of such shares of Capital Stock on the day of the Transfer or Event that caused such shares of Capital Stock to be held in a Trust) and (ii) the Market Price on the date that this corporation, or its designee, accepts such offer. The Corporation has the right to accept such offer until the Trustee has sold the shares of Capital Stock held in the Trust pursuant to Section 3.4 of this Article XII. Upon such a sale to this corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary in the manner provided in Section 3.4 of this Article XII.

3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Board of Directors shall, in its sole discretion, designate one or more organizations to be the Charitable Beneficiary of the interest in any Trust created pursuant to this Section 3 of this Article XII, such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 2.1(a) of this Article XII in the hands of such Charitable Beneficiary. Any such organization designated as a Charitable Beneficiary by the Board of Directors pursuant to this Section 3.6 of this Article XII must be described in Section 501(c)(3) of the Code and contributions to such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

4. NYSE TRANSACTIONS. Nothing in this Article XII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article XII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XII.

5. ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including, without limitation, injunctive relief, to enforce the provisions of this Article XII.

6. NON-WAIVER. No delay or failure on the part of this corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of this corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

7. SEVERABILITY. If any provision of this Article XII or any application of such provision is determined to be invalid by any court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

TO REACH CORPORATE
HEADQUARTERS

From Seattle: Drive south on
Interstate 5, approximately 24 miles
from the city center, following the
signs for “Tacoma/Portland.” Go 1/10
mile past Exit 142-B to Exit 142-A.
Take this exit and stay to your right,
heading east. Stay in the right-hand
lane and take the Weyerhaeuser Way
South exit. Turn left at the light, cross
the overpass, and go through the
traffic circle. Turn left again at the
East Entrance sign and follow the
directions for parking.

From Seattle: Drive approximately
24 miles south from city center on
Interstate 5, following the signs for
“Tacoma/Portland” and take Exit 143
(Federal Way/S. 320th St.). Turn left
onto S. 320th, cross over the freeway
and go through two lights to the light at
Weyerhaeuser Way South. Turn right
and proceed past the Technology
Center to the traffic circle. Take the
second exit out of the traffic circle.
Take the next right into the East
Entrance (approximately 1 block) and
follow the directions for parking.

From Tacoma: Drive north on Interstate
5, approximately 8 miles from city
center, and take Exit 142A (Auburn,
Highway 18, North Bend). Stay in
the far right lane. Take the exit to
Weyerhaeuser Way South. Turn left
at the light, cross the overpass, and go
through the traffic circle. Turn left again
at the East Entrance sign and follow the
directions for parking.

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

ADMISSION TICKET

Weyerhaeuser

Annual Meeting of the Shareholders

Date – April 15, 2010

Time – 9:00 a.m. Pacific Time

Location – Weyerhaeuser Company

Corporate Headquarters Building

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes, no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/wy

FOLD AND DETACH HERE

Weyerhaeuser

ANNUAL MEETING OF SHAREHOLDERS APRIL 15, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Williamson, Daniel S. Fulton and Claire S. Grace, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 15, 2010, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

67931

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

WEYERHAEUSER

INTERNET

http://www.proxyvoting.com/wy

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

67931

FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” each of the following nominees.

FOR AGAINST ABSTAIN

1. Election of directors.

1.1 Richard H. Sinkfield

1.2 D. Michael Steuert

1.3 Kim Williams

Please mark your votes as indicated in this example

The Board of Directors recommends a vote “FOR” items 2, 3, 4, 5 and 8; and “AGAINST” items 6 and 7.

FOR AGAINST ABSTAIN

Item 2. Proposal to amend the Articles of Incorporation to declassify the board and remove supermajority voting provisions

Item 3. Proposal to approve the issuance of common shares

Item 4. Proposal to amend the Articles of Incorporation to increase number of authorized shares

Item 5. Proposal to amend the Articles of Incorporation to impose ownership and transfer restrictions

Item 6. Shareholder proposal on the right to call special meetings

Item 7. Shareholder proposal on an FSC certification report

Item 8. Approval, on an advisory basis, of the appointment of auditors

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.